Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

DATED AS OF DECEMBER 11, 2017

BY AND BETWEEN

TRICO BANCSHARES

AND

FNB BANCORP

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6.19	Shareholder Litigation and Protests	63
6.20	Closing Financial Statements	64
6.21	Customer Notices	64
6.22	Professional Fees and Expenses	64
6.23	Shareholder Agreements	64
6.24	Change in Control Payments	64
6.25	Sale of Certain OREO	65
6.26	Tax Treatment	65

ARTICLE VII CONDITIONS TO CONSUMMATION OF THE MERGER		65
7.01	Conditions to Each Party’s Obligation to Effect the Merger	65
7.02	Conditions to Obligation of FNBB	66
7.03	Conditions to Obligation of TriCo	66

ARTICLE VIII TERMINATION		67
8.01	Termination	67
8.02	Effect of Termination and Abandonment	70

ARTICLE IX MISCELLANEOUS		72
9.01	Survival	72
9.02	Waiver; Amendment	72
9.03	Counterparts	72
9.04	Governing Law	72
9.05	Expenses	72
9.06	Notices	73
9.07	Entire Understanding; Limited Third Party Beneficiaries	73
9.08	Severability	74
9.09	Enforcement of the Agreement	74
9.10	Interpretation	74
9.11	Assignment	74
9.12	Alternative Structure	74

-ii-

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of December 11, 2017 by and between TriCo Bancshares, a California corporation (“TriCo”), and FNB Bancorp, a California corporation (“FNBB”).

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the California General Corporation Law (the “CGCL”), FNBB will merge with and into TriCo (the “Merger”), with TriCo as the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”).

WHEREAS, immediately following the Merger, First National Bank of Northern California, a national banking association and a wholly-owned subsidiary of FNBB (“First National Bank”) will merge with and into Tri Counties Bank, a California state-chartered bank and wholly-owned subsidiary of TriCo (“Tri Counties”), with Tri Counties as the surviving bank (the “Bank Merger”).

WHEREAS, the respective boards of directors of each of TriCo and FNBB have determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of their respective companies and their respective shareholders, as applicable, and have approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, all upon the terms and subject to the conditions set forth herein.

WHEREAS, it is the intention of the parties to this Agreement that the Merger be treated as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and formal guidance issued thereunder.

WHEREAS, as material inducement to TriCo to enter into this Agreement, and simultaneously with the execution of this Agreement, each Shareholder is entering into an agreement, substantially in the form attached to this Agreement as Exhibit A (collectively, the “Shareholder Agreements”), pursuant to which they have agreed, among other things, to vote their shares of FNBB Common Stock in favor of this Agreement, not to compete with TriCo or Tri Counties and to not solicit the customers or employees of TriCo and Tri Counties.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties to this Agreement agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.01 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” has the meaning set forth in Section 6.07.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such Person. For purposes of this definition, “control” of a Person shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Agreement and Plan of Merger and Reorganization, as amended or modified from time to time in accordance with Section 9.02.

“Agreement of Merger” has the meaning set forth in Section 2.02(a).

“Bank Merger” has the meaning set forth in the recitals.

“Bank Merger Agreement” means the Bank Merger Agreement by and between Tri Counties and First National Bank, the form of which is attached hereto as Exhibit C, as amended or modified from time to time in accordance with its provisions.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“Benefit Plans” has the meaning set forth in Section 5.03(m)(i).

“Book-Entry Shares” means shares of FNBB Common Stock held in book-entry form immediately prior to the Effective Time.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U. S. Government or any day on which banking institutions in the State of California are authorized or obligated to close.

“Cause,” for the purposes of Section 6.11(d), has the meaning set forth such Section.

“Certificate” means any certificate which immediately prior to the Effective Time represented shares of FNBB Common Stock.

“CFC” means the California Financial Code, as amended.

“CGCL” has the meaning set forth in the recitals.

“Change in Recommendation” has the meaning set forth in Section 6.02(a).

“Closing” and “Closing Date” have the meanings set forth in Section 2.02(b).

“Closing Financial Statements” has the meeting set forth in Section 6.20.

“Code” has the meaning set forth in the preamble to this Agreement.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Confidentiality Agreements” has the meaning set forth in Section 6.06(d).

“Control Transaction” has the meaning set forth in Section 8.02(b).

“DBO” means the California Department of Business Oversight—Division of Financial Institutions.

“Derivatives Contract” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided that, for the avoidance of doubt, the term “Derivatives Contract” shall not include any FNBB Options.

“Determination Date” means the fifth (5th) Business Day immediately prior to the Closing Date.

“Determination Period” means the period beginning on the day that is twenty (20) consecutive trading days prior to the Determination Date and ending on the Determination Date.

“Disclosure Schedule” has the meaning set forth in Section 5.01.

“DOL” has the meaning set forth in Section 5.03(m)(i).

“Effective Date” has the meaning set forth in Section 2.02(a).

“Effective Time” has the meaning set forth in Section 2.02(a).

“Employees” has the meaning set forth in Section 5.03(m)(i).

“Environmental Laws” has the meaning set forth in Section 5.03(o).

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“Equity Investment” means (a) an Equity Security; (b) an ownership interest in any company or other entity or a membership interest that includes a voting right in any company or other entity; and (c) any investment or transaction which in substance falls into any of these categories even though it may be structured as some other form of investment or transaction.

“Equity Security” means any stock, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security; and any certificate of interest or participation in, temporary or interim certificate for, or receipt for any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and formal guidance issued thereunder.

“ERISA Affiliate” has the meaning set forth in Section 5.03(m)(iii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” has the meaning set forth in Section 3.02(a).

“Exchange Ratio” has the meaning set forth in Section 3.01(b).

“Fair Housing Act” means the Fair Housing Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“FHLB” means the Federal Home Loan Bank of San Francisco.

“Final Index Price” means the average closing price of the KBW Regional Banking Index as quoted on Bloomberg.com (KRX:IND) during the Determination Period.

“First National Bank” has the meaning set forth in the recitals.

“First National Bank Board” means the Board of Directors of First National Bank.

“FNBB” has the meaning set forth in the preamble to this Agreement.

“FNBB Articles” means the Articles of Incorporation of FNBB, as amended.

“FNBB Board” means the Board of Directors of FNBB.

“FNBB Bylaws” means the Bylaws of FNBB, as amended.

“FNBB Common Stock” means the common stock, no par value per share, of FNBB.

“FNBB Group” means any or all of FNBB and its Subsidiaries or any predecessor of or any successor to any or all of FNBB and its Subsidiaries (or to another such predecessor or successor). References herein to the FNBB Group shall be deemed to refer to both the FNBB Group as a whole and to each individual member thereof, as well as to groups comprising some, but not all, of FNBB and its Subsidiaries.

“FNBB IT Systems” has the meaning set forth in Section 5.03(t)(iii).

“FNBB Loan Property” has the meaning set forth in Section 5.03(o).

“FNBB Meeting” has the meaning set forth in Section 6.02(a).

“FNBB NQDP” has the meaning set forth in Section 5.03(m)(vii).

“FNBB Options” means the options to acquire FNBB Common Stock.

“FNBB Preferred Stock” means the preferred stock, no par value per share, of FNBB.

“FNBB Retirement Plan” has the meaning set forth in Section 6.11(e).

“FNBB’s SEC Reports” has the meaning set forth in Section 5.03(g)(i).

“FNBB Option Plans” means the FNB Bancorp Stock Option Plan (formerly the First National Bank of Northern California 1997 Stock Option Plan), the FNB Bancorp 2002 Stock Option Plan and the FNB Bancorp 2008 Stock Option Plan.

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means accounting principles generally accepted in the United States of America.

“Governmental Entity” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization.

“Hazardous Substance” has the meaning set forth in Section 5.03(o).

“Indemnified Parties” and “Indemnifying Party” have the meanings set forth in Section 6.10(a).

“Index Ratio” means the Final Index Price divided by the Initial Index Price.

“Initial Index Price” means $109.24.

“Initial TriCo Stock Price” means $41.48 per share.

“Insurance Policies” has the meaning set forth in Section 5.03(w).

“Intellectual Property” means: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisions, extensions and re-examinations thereof; (b) all trademarks whether registered or unregistered, service marks, domain names, corporate names and all combinations thereof, and associated therewith; (c) all copyrights whether registered or unregistered, and all applications, registrations and renewals in connection therewith; (d) all datasets, databases and related documentation; and (e) all other intellectual property and proprietary rights.

“IRS” has the meaning set forth in Section 5.03(m)(i).

“Knowledge” means facts and other information which, as of the date hereof, is actually known after due inquiry (i) in the case of FNBB and any FNBB Subsidiary, by the chief executive officer, president, chief financial officer, chief operating officer, and chief credit or lending officer (and any officer superior to any of the foregoing) and (ii) in the case of TriCo and any TriCo Subsidiary, by the chief executive officer, president, chief financial officer, chief operating officer, chief credit or lending officer, and general counsel or chief legal officer (and any officer superior to any of the foregoing).

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance other than Permitted Liens.

“Loans” has the meaning set forth in Section 4.01(t).

“Material Adverse Effect” means, with respect to TriCo or FNBB, any effect that (i) is material and adverse to the financial condition, results of operations or business of TriCo and its Subsidiaries taken as a whole or FNBB and its Subsidiaries taken as a whole, as the case may be, or (ii) would or is reasonably likely to materially impair the ability of any of TriCo and its Subsidiaries or FNBB and its Subsidiaries, as the case may be, to perform their respective obligations under this Agreement or otherwise materially impede the consummation of the Transaction; provided, however, that Material Adverse Effect with respect to subclause (i) shall not be deemed to include the impact of (a) changes after the date hereof in laws or regulations of general applicability to banks and their holding companies or interpretations thereof by Governmental Entities, (b) changes after the date hereof in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, (c) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, (d) changes resulting from conditions affecting the banking and financial services industry or changes in global, national or regional economic, political or market conditions (including changes in prevailing interest rates or exchange rates) affecting banks and their holding companies generally, (e) the public announcement or pendency of the Transaction, (f) any modifications or changes to valuation policies and practices in connection with the Transaction or restructuring charges taken in connection with the Transaction, in each case in accordance with GAAP, (g) the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including the underlying causes thereof (unless otherwise excluded hereunder), or changes in the trading price or trading volume of a party’s common stock, in and of itself, but not including the underlying causes thereof (unless otherwise excluded hereunder), and (h) with respect to FNBB, the effects of any action or omission taken with the prior written consent of TriCo or as otherwise required by this Agreement; provided that the effect of such changes described in clauses (a), (b), (c) and (d) shall not be excluded when determining whether a Material Adverse Effect has occurred to the extent of a materially disproportionate impact, if any, on TriCo and its Subsidiaries taken as a whole on the one hand, or FNBB and its Subsidiaries taken as a whole on the other hand, as measured relative to similarly situated companies in the banking industry.

“Material Contracts” has the meaning set forth in Section 5.03(k)(i).

“Maximum Insurance Amount” has the meaning set forth in Section 6.10(c).

“Merger” has the meaning set forth in the recitals.

“Merger Consideration” means the aggregate number of whole shares of TriCo Common Stock, plus cash in lieu of any fractional share interest, payable to the holders of FNBB Common Stock in connection with the Transaction, plus cash, if any, that TriCo may elect to deliver in lieu of TriCo Common Stock pursuant to Section 8.01(i).

“Merger Related Expenses” means all costs, fees and expenses incurred or to be incurred by FNBB and its Subsidiaries in connection with this Agreement and the Transaction up to and including the Closing of the Transaction, including but not limited to the fees and expenses associated with the termination of any Material Contracts of FNBB that are required to be terminated on or before the Closing pursuant to their terms in connection with the Transaction or that TriCo and FNBB otherwise mutually agree to terminate on or before the Closing, and fees and expenses of their attorneys, accountants, investment bankers and other advisors. An estimate of Merger Related Expenses shall be set forth in Section 1.01(a) of FNBB’s Disclosure Schedule, which shall be updated within five Business Days prior to the Closing Date.

“Nasdaq” means the Nasdaq Global Select Market or such other securities exchange on which the TriCo Common Stock or the FNBB Common Stock (as applicable) may be listed.

“National Bank Act” means the National Bank Act, as amended.

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“OCC” means the Office of the Comptroller of the Currency.

“Option Consideration” has the meaning set forth in Section 3.07(a).

“OREO” means other real estate owned.

“Payroll Processor” has the meaning set forth in Section 3.07(a).

“Pension Plan” has the meaning set forth in Section 5.03(m)(ii).

“Permitted Lien” means (i) statutory Liens securing payments not yet delinquent (or being contested in good faith and for which adequate reserves have been established), (ii) Liens for real property Taxes not yet delinquent, or (iii) easements, rights of way, restrictive covenants, imperfections or irregularities of title, and other similar encumbrances or Liens that do not materially affect the value or prohibit the current use of the property or asset subject thereto.

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

“Previously Disclosed” by a party shall mean information set forth in a section of its Disclosure Schedule corresponding to the section of this Agreement where such term is used; provided, that any information set forth in any section of a party’s Disclosure Schedule shall be deemed to apply to and be set forth in each other section or subsection of its Disclosure Schedule, if its relevance to such other section or subsection is reasonably apparent on its face.

“Proxy Statement” has the meaning set forth in Section 6.03(a).

“Registration Statement” has the meaning set forth in Section 6.03(a).

“Representatives” has the meaning set forth in Section 6.07(a).

“Retiree Welfare Plan” means any Benefit Plan providing for retiree health and life benefits, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Creditor Exemption” has the meaning set forth in Section 5.03(o).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Shareholder Agreements” has the meaning set forth in the recitals to this Agreement.

“Shareholders” means each director and the president, the chief executive officer, chief financial officer, chief credit officer and chief operating officer of FNBB.

“Subsidiary” has the meaning ascribed to that term in Rule l-02 of Regulation S-X of the SEC.

“Superior Proposal” has the meaning set forth in Section 6.07(a).

“Surviving Corporation” has the meaning set forth in the recitals.

“Tangible Common Equity” means FNBB’s total shareholders’ equity (i) excluding intangible assets, (ii) excluding accumulated other comprehensive income or loss, (iii) excluding changes in the value of FNBB’s deferred tax asset resulting from any amendment or changes to the Code effected after the date of this Agreement, and (iv) adding back up to $8,243,520 in Merger Related Expenses incurred and accrued by FNBB prior to the Closing Date on a tax-adjusted basis (to the extent there was a tax benefit recorded by FNBB as a result of the incurrence of such expense) based on FNBB’s marginal tax rate; provided that “total shareholders’ equity,” “intangible assets” and “accumulated other comprehensive income or loss” shall each be calculated in accordance with GAAP and FNBB’s consolidated balance sheet at December 31, 2016 as included in FNBB’s SEC Reports.

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property (real or personal), real property gains, registration, alternative minimum, add-on minimum, value added, natural resources, social security, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return (including any amended return), declaration or other report (including elections, declarations, claims for refunds, schedules, estimates and information returns) with respect to any Taxes (including estimated taxes).

“Termination Fee” has the meaning set forth in Section 8.02(b).

“Transaction” means the Merger, the Bank Merger and any other transactions contemplated by this Agreement.

“Treasury Regulations” has the meaning set forth in Section 5.03(p)(xv).

“Tri Counties” has the meaning set forth in the recitals.

“Tri Counties Board” means the Board of Directors of Tri Counties.

“TriCo” has the meaning set forth in the preamble to this Agreement.

“TriCo Articles” means the Articles of Incorporation of TriCo, as amended.

“TriCo Average Closing Price” means the average closing price per share of TriCo Common Stock, as reported on Nasdaq, for the twenty (20) trading days ending on and including the fifth (5th) trading day prior to the Closing Date.

“TriCo Benefit Plans” has the meaning set forth in Section 5.04(l)(i).

“TriCo Board” means the Board of Directors of TriCo.

“TriCo Bylaws” means the Bylaws of TriCo, as amended.

“TriCo Common Stock” means the common stock, no par value per share, of TriCo.

“TriCo Meeting” has the meaning set forth in Section 6.02(c).

“TriCo Preferred Stock” means the preferred stock, no par value per share, of TriCo.

“TriCo’s SEC Reports” has the meaning set forth in Section 5.04(g)(i).

ARTICLE II

THE MERGER

2.01 The Merger.

(a) The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, FNBB shall merge with and into TriCo in accordance with the applicable provisions of the CGCL, the separate corporate existence of FNBB shall cease and TriCo shall survive and continue to exist as a corporation incorporated under the CGCL, with TriCo as the Surviving Corporation.

(b) Name. The name of the Surviving Corporation shall be “TriCo Bancshares”.

(c) Articles and Bylaws. The articles of incorporation and bylaws of the Surviving Corporation immediately after the Merger shall be the TriCo Articles and the TriCo Bylaws as in effect immediately prior to the Merger.

(d) Directors and Executive Officers. The directors of the Surviving Corporation immediately after the Merger shall be the directors of TriCo immediately prior to the Merger, except for the addition of two new directors as contemplated by Section 6.12, each of whom shall serve until the first annual meeting of shareholders of TriCo following the Effective Time. The executive officers of the Surviving Corporation immediately after the Merger shall be the executive officers of TriCo immediately prior to the Merger, each of whom shall serve until such time as their successors shall be duly elected and qualified.

(e) Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in accordance with the CGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of FNBB shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of FNBB shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

(f) Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect, record or otherwise confirm the Surviving Corporation’s right, title or interest in, to or under any of the rights, properties or assets of FNBB acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, FNBB, and its proper officers and directors, acting in such corporate capacity and not individually, shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Surviving Corporation or otherwise to take any and all such action.

2.02 Effective Date and Effective Time; Closing.

(a) Subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the parties shall cause an Agreement of Merger relating to the Merger, the form of which is attached hereto as Exhibit B (the “Agreement of Merger”), to be filed with the Secretary of State of the State of California pursuant to the CGCL on the first Friday that is at least five (5) Business Days after such satisfaction or waiver or (ii) such other date following such satisfaction or waiver to which the parties may mutually agree in writing. The Merger provided for herein shall become effective upon the filing of the Agreement of Merger with the Secretary of State of the State of California.

The date of such filing with the Secretary of State of the State of California is herein called the “Effective Date.” The “Effective Time” of the Merger shall be the time of such filing or as set forth in such filing.

(b) A closing (the “Closing”) shall take place immediately prior to the Effective Time at the offices of Sheppard, Mullin, Richter & Hampton LLP, Four Embarcadero Center, 17th Floor, San Francisco, California 94111, or at such other place, at such other time, or on such other date as the parties may mutually agree upon in writing (such date, the “Closing Date”). At the Closing, there shall be delivered to TriCo and FNBB the certificates and other documents required to be delivered under Article VII hereof.

2.03 Bank Merger. As soon as practicable after the execution of this Agreement, or on such later date as TriCo shall specify in writing, TriCo and FNBB shall cause Tri Counties and First National Bank, respectively, to enter into the Bank Merger Agreement, the form of which is attached hereto as Exhibit C, which provides for the Bank Merger, which shall be completed in accordance with applicable laws and regulations and the terms of the Bank Merger Agreement as soon as practicable after consummation of the Merger. The Bank Merger Agreement provides that the directors of Tri Counties immediately after the Bank Merger shall be the directors of Tri Counties immediately prior to the Bank Merger, except for the addition of the two new directors as contemplated by Section 6.12.

ARTICLE III

CONSIDERATION AND EXCHANGE PROCEDURES

3.01 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of a holder of shares of FNBB Common Stock:

(a) TriCo Common Stock. Each share of TriCo Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unchanged by the Merger.

(b) FNBB Common Stock. Subject to Sections 3.02, 3.05 and 3.06, each share of FNBB Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into, and shall be canceled in exchange for, the right to receive 0.98 shares of TriCo Common Stock (as may be adjusted as provided in this Agreement, the “Exchange Ratio”). Any shares of FNBB Common Stock owned by FNBB as treasury stock or owned, directly or indirectly, by FNBB, TriCo or any of TriCo’s subsidiaries (other than those held in a fiduciary capacity or as a result of debts previously contracted) shall automatically be cancelled and retired and shall cease to exist at the Effective Time of the Merger and no consideration shall be issued in exchange therefor.

3.02 Exchange Procedures.

(a) Mailing of Transmittal Material. Provided that FNBB has delivered, or caused to be delivered, to Computershare, Inc. (the “Exchange Agent”) all information which is reasonably necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall, promptly following the Effective Date (but in no event more than five

(5) Business Days after the Effective Date), mail and otherwise make available to each holder of record of FNBB Common Stock, a notice and a form of letter of transmittal, in a form reasonably acceptable to, and approved in writing by, FNBB (which shall specify that delivery shall be effected, and risk of loss and title to such Certificate(s) theretofore representing shares of FNBB Common Stock shall pass, only upon proper delivery of such Certificate(s) to the Exchange Agent or transfer of Book-Entry Shares to the Exchange Agent), advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such Certificate(s) or Book-Entry Shares in exchange for the Merger Consideration to which such holder may be entitled pursuant to Section 3.01(b) hereof. A letter of transmittal will be properly completed only if accompanied by Certificate or Certificates or instructions to transfer Book-Entry Shares representing all shares of FNBB Common Stock covered thereby, subject to the provisions of paragraph (d) of this Section 3.02.

(b) TriCo Deliveries. At the Effective Time, for the benefit of the holders of Certificates and/or Book-Entry Shares, TriCo shall deliver to the Exchange Agent certificates, or at TriCo’s option, evidence of shares in book entry form, representing the number of shares of TriCo Common Stock issuable to the holders of FNBB Common Stock as the Merger Consideration, to be given to the holders of FNBB Common Stock in exchange for their Certificates and Book-Entry Shares as provided for in this Article III. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of TriCo Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the Persons entitled thereto.

(c) Exchange Agent Deliveries.

(i) Each holder of an outstanding Certificate or Certificates or Book-Entry Shares who has surrendered such Certificate or Certificates to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to evidence of issuance in book entry form, or upon written request of such holder, a certificate or certificates representing, the number of whole shares of TriCo Common Stock into which the aggregate number of shares of FNBB Common Stock previously represented by such Certificate or Certificates or Book-Entry Shares surrendered shall have been converted pursuant to this Agreement and any other distribution theretofore paid with respect to TriCo Common Stock issuable in the Merger, in each case, without interest. The Exchange Agent shall accept such Certificates or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose consistent with the notice and form of letter of transmittal to effect an orderly exchange thereof in accordance with normal exchange practices.

(ii) Each outstanding Certificate or Book-Entry Share which prior to the Effective Time represented FNBB Common Stock and which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent, be deemed to evidence ownership of the number of shares of TriCo Common Stock into which such FNBB Common Stock shall have been converted. After the Effective Time, there shall be no further transfer on the records of FNBB of Certificates or Book-Entry Shares representing shares of FNBB Common Stock and, if such Certificates or Book-Entry Shares are presented to FNBB for transfer, they shall be cancelled against delivery of certificates for TriCo Common Stock as hereinabove provided. No dividends which have been declared will be remitted to any Person entitled to receive shares of TriCo Common Stock under Section 3.01 until such Person surrenders the Certificate or Certificates or Book-Entry Shares representing FNBB Common Stock, at which time such dividends shall be remitted to such Person, without interest.

(d) Lost or Destroyed Certificates; Issuances of TriCo Common Stock in New Names. The Exchange Agent and TriCo, as the case may be, shall not be obligated to deliver a certificate or certificates representing shares of TriCo Common Stock to which a holder of FNBB Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of FNBB Common Stock for exchange as provided in this Section 3.02, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be reasonably required in each case by TriCo. If any certificates evidencing shares of TriCo Common Stock are to be issued in a name other than that in which the Certificate evidencing FNBB Common Stock surrendered in exchange therefore is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer and that the Person requesting such exchange pay to the Exchange Agent any transfer or other Tax required by reason of the issuance of a certificate for shares of TriCo Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e) Unclaimed Merger Consideration. Any portion of the shares of TriCo Common Stock delivered to the Exchange Agent by TriCo pursuant to Section 3.02(b) that remains unclaimed by the shareholders of FNBB for twelve (12) months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to TriCo. Any shareholders of FNBB who have not theretofore complied with Section 3.02(c) shall thereafter look only to TriCo for the consideration deliverable in respect of each share of FNBB Common Stock such shareholder holds as determined pursuant to this Agreement without any interest thereon. If outstanding Certificates or Book-Entry Shares are not surrendered or the payment for them is not claimed prior to the date on which such shares of TriCo Common Stock would otherwise escheat to any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of TriCo (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any Certificate or Book-Entry Share for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. TriCo and the Exchange Agent shall be entitled to rely upon the stock transfer books of FNBB to establish the identity of those Persons entitled to receive the consideration specified in this Agreement, which books shall be conclusive (absent manifest error) with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate or Book-Entry Share, TriCo and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

3.03 Rights as Shareholders. At the Effective Time, holders of FNBB Common Stock shall cease to be, and shall have no rights as, shareholders of FNBB other than to receive the consideration provided for under this Article III.

3.04 No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of TriCo Common Stock shall be issued in the Merger. Each holder of FNBB Common Stock who otherwise would have been entitled to a fraction of a share of TriCo Common Stock (after taking into account all Certificates or Book-Entry Shares delivered by such holder) shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the TriCo Average Closing Price, rounded to the nearest whole cent. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

3.05 Anti-Dilution Provisions. If, between the date hereof and the Effective Time, the shares of TriCo Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or similar transaction, or a stock dividend thereon shall be declared with a record date within said period, the Merger Consideration and Exchange Ratio shall be adjusted accordingly; provided that a bona fide offering or sale of TriCo Common Stock for fair value received shall not be deemed a reclassification, recapitalization, split-up, combination, exchange of shares or readjustment of the TriCo Common Stock.

3.06 Withholding Rights. TriCo (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of FNBB Common Stock such amounts as TriCo is required under the Code or any state, local or foreign Tax law or regulation thereunder to deduct and withhold with respect to the making of such payment. Any amounts so withheld shall be timely remitted to the applicable Governmental Entity and shall be treated for all purposes of this Agreement as having been paid to the holder of FNBB Common Stock in respect of which such deduction and withholding was made by TriCo.

3.07 FNBB Options.

(a) At the Effective Time, each FNBB Option, whether vested or unvested, shall be cancelled and shall only entitle the holder of such FNBB Option to receive, as soon as administratively practicable after the Effective Time, an amount in cash equal to the product of (i) the total number of shares of FNBB Common Stock subject to such FNBB Option multiplied by (ii) the amount, if any, that the product of the TriCo Average Closing Price multiplied by the Exchange Ratio exceeds the exercise price per share of such FNBB Option, less any applicable Taxes required to be withheld with respect to such payment (such amount, the “Option Consideration”); provided that to the extent reasonably practicable and permitted by Code Section 409A, TriCo may elect to fund the Option Consideration to be paid with respect to FNBB Options by funding the necessary amounts to the payroll processor of FNBB or TriCo or any of their respective Affiliates (the “Payroll Processor”) for payment by the Payroll Processor of the Option Consideration to the applicable holders of such FNBB Options. For the avoidance of doubt, any FNBB Option which has an exercise price per share of FNBB Common Stock that is greater than or equal to the product of the TriCo Average Closing Price multiplied by the Exchange Ratio shall be cancelled at the Effective Time for no consideration or payment.

(b) At least fifteen (15) days prior to the Closing Date and prior to any such payment, FNBB shall obtain a written acknowledgement and waiver (in form and substance reasonably satisfactory to FNBB and TriCo) from each holder of an FNBB Option (i) confirming the number of FNBB Options held (and shares of FNBB Common Stock subject to such FNBB Options), (ii) confirming that the treatment of such FNBB Options pursuant to this Agreement and the amounts to be paid pursuant to this Agreement have been correctly calculated and (iii) acknowledging that in consideration for the cancellation of such FNBB Option, the holder agrees to accept the Option Consideration. FNBB shall provide a copy of each such acknowledgement and waiver to TriCo at least five (5) Business Days prior to the Closing Date.

(c) Prior to the Effective Time, the FNBB Board shall adopt any necessary resolutions and take any actions necessary to (i) effectuate the provisions of Section 3.07(a) and 3.07(b) and (ii) cause all FNBB Options to vest in full as of the Effective Time to the extent permitted under the applicable FNBB Option Plan and be terminated as of the Effective Time.

ARTICLE IV

ACTIONS PENDING ACQUISITION

4.01 Forbearances of FNBB. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, as required by applicable law, or with the prior written consent of TriCo, FNBB will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course. Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use all commercially reasonable efforts consistent with past practice and its policies as in effect on this date of this Agreement, to preserve its business organization, keep available the present services of its officers and employees (except in the case of terminations of officers and employees for cause) and preserve for itself and TriCo the goodwill of the customers of FNBB and its Subsidiaries and others with whom business relations exist.

(b) Capital Stock. Other than pursuant to Rights set forth on Section 4.01(b) of FNBB’s Disclosure Schedule and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of FNBB capital stock or any Rights or (ii) permit any additional shares of FNBB capital stock to become subject to grants of employee or director stock options or other Rights.

(c) Dividends; Reclassifications; Etc.

(i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of FNBB capital stock, other than regular quarterly cash dividends on FNBB capital stock not greater than the rate paid during the fiscal quarter immediately preceding the date of this Agreement and with record and payment dates consistent with past practice, provided however, FNBB shall not make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of FNBB capital stock that would cause, or could be reasonably expected to cause, FNBB to fail to satisfy the condition to Closing set forth in Section 7.03(c).

(ii) Directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of FNBB capital stock.

(d) Compensation; Employment Agreements; Etc. Enter into or amend or renew any employment, consulting, severance, change in control, retention, bonus, salary continuation or similar agreements or arrangements with any director or executive officer of FNBB or its Subsidiaries or grant or pay any salary or wage increase, grant any severance or termination pay (other than pursuant to an existing severance arrangement or policy in effect on the date of this Agreement and disclosed in Section 4.01(d) of FNBB’s Disclosure Schedule), increase any employee benefit (including incentive or bonus payments), except for changes that are required by applicable law or payments made in accordance with FNBB’s existing employee benefit plans and set forth in Section 4.01(d) of FNBB’s Disclosure Schedule, or pay any other bonuses or incentives other than pursuant to an incentive plan, agreement, plan or policy of FNBB or First National Bank in effect as of the date hereof and set forth in Section 4.01(d) of FNBB’s Disclosure Schedule and in a manner consistent with past practice.

(e) Hiring. Hire any person as an employee of FNBB or any of its Subsidiaries or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on Section 4.01(e) of FNBB’s Disclosure Schedule and (ii) persons hired to fill any vacancies either existing as of the date hereof and set forth in Section 4.01(e) of FNBB’s Disclosure Schedule or arising after the date hereof whose employment is terminable at the will of FNBB or a Subsidiary of FNBB and who are not subject to or eligible for any severance or similar benefits or payments that would become payable as a result of the Transaction or consummation thereof and at an annual base salary or wage rate and with a target cash bonus opportunity not greater than that of the employee who previously held such position, or enter into any agreement with a labor union, guild or association representing any employee.

(f) Benefit Plans. Enter into, establish, adopt, amend or terminate, or make any contributions to (except to satisfy contractual obligations existing as of the date hereof and set forth in Section 4.01(f) of FNBB’s Disclosure Schedule), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of FNBB or, other than as contemplated by Section 3.07, take any action to accelerate the vesting or exercisability of FNBB Options or other compensation or benefits payable thereunder.

(g) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its material assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances, dispositions or discontinuances which are in the ordinary course of business and consistent with past practices and are not material to FNBB and its Subsidiaries taken as a whole.

(h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice), including without limitation, by merger or consolidation or by investment in a partnership or joint venture, all or any portion of the assets, business, securities, deposits or properties of any other entity.

(i) Capital Expenditures. Make any capital expenditures, other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $50,000 individually or $100,000 in the aggregate.

(j) Governing Documents. Amend the FNBB Articles, the FNBB Bylaws or the articles of incorporation or bylaws (or equivalent documents) of any Subsidiary of FNBB.

(k) Accounting Methods. (i) Implement or adopt any change in FNBB’s book or tax accounting principles, practices or methods, other than as may be required by GAAP, and as concurred in by FNBB’s independent public accountants, or as required by Section 6.08 of this Agreement or (ii) except as may be required by GAAP, and in the ordinary course of business consistent with past practice, revalue in any material respect any of its assets (including any contract, agreement or understanding that would be a Material Contract as a result of entering into, modifying or amending such contract, agreement or understanding), other than in the ordinary course of business consistent with past practice.

(l) Contracts. Except as otherwise permitted under Section 4.01 hereof, enter into, cancel, fail to renew or terminate any Material Contract or amend or modify in any material respect any of its existing Material Contracts.

(m) Claims. Except as set forth in Section 5.03(p)(iii) of FNBB’s Disclosure Schedule, enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which FNBB or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by FNBB or any of its Subsidiaries of an amount which exceeds $50,000 and/or would impose any material restriction on the business of FNBB or any of its Subsidiaries or create precedent for claims that are reasonably likely to be material to FNBB and its Subsidiaries taken as a whole.

(n) New Business. Enter into any new material line of business; introduce any material new products or services; acquire any brokered deposits, change its material lending, investment, underwriting, loan, deposit or fee pricing, servicing, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Entity, or the manner in which its investment securities or loan portfolio is classified or reported; or invest in any mortgage-backed or mortgage-related security that would be risk-weighted over 100% according to BASEL III regulatory capital guidelines.

(o) Branches and Offices. File any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office, service center or other facility.

(p) Marketing. Introduce any material marketing campaigns or any material new sales compensation or incentive programs or arrangements (except those the material terms of which have been fully disclosed in writing to TriCo prior to the date hereof).

(q) Derivatives Contracts. Purchase or enter into any Derivatives Contract.

(r) Indebtedness. Incur any indebtedness for borrowed money (other than deposits, federal funds purchased, cash management accounts, Federal Home Loan Bank and FRB borrowings that mature within ninety (90) days and that have no put or call features and securities sold under agreements to repurchase that mature within ninety (90) days, in each case, in the ordinary course of business consistent with past practice); or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practice.

(s) Investment Securities. (i) Make any investment either by contributions to capital, property transfers or purchases of any property or assets of any Person or any Equity Investment, (ii) other than purchases of direct obligations of the United States of America or obligations of United States government agencies which are entitled to the full faith and credit of the United States of America, in any case with a remaining maturity at the time of purchase of six months or less, purchase or acquire securities of any type or (iii) dispose of any debt security or Equity Investment, except to the extent that FNBB provides written notice to TriCo including a description of its proposal to take any of the actions described in the forgoing subsections (i), (ii) or (iii) and TriCo does not object to the proposal within three (3) Business Days of its receipt of such notice.

(t) Loans. (i) Make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (collectively, “Loans”), other than Loans made in the ordinary course of business, consistent with past practice, that are not in excess of $1.0 million individually; (ii) take any action that would result in any discretionary release of collateral or guarantees or otherwise restructure the respective amounts set forth in clause (i) above; (iii) enter into any Loan securitization or create any special purpose funding entity; or (iv) enter into any Loan participation agreement or arrangement, other than a loan participation entered into in the ordinary course of business consistent with past practice where FNBB’s or any Subsidiary’s exposure does not exceed $1.0 million. FNBB and its Subsidiaries can make, renew or modify Loans or Loan participations that exceed the foregoing dollar limitations to the extent FNBB provides to TriCo in writing a complete Loan Credit Memo for each Loan or Loan Participation from $1.0 million to $2.5 million and a complete Loan package for each Loan or Loan participation in excess of $2.5 million and TriCo does not object to such proposed Loan or Loan participation within three (3) Business Days of receipt of such Loan Credit Memo or complete Loan package.

(u) Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

(v) Tax Elections. Except as set forth on Section 4.01(v) of FNBB’s Disclosure Schedule, make or change any Tax election, settle or compromise any Tax liability of FNBB or any of its Subsidiaries, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of an amount of Taxes of FNBB or any of its Subsidiaries (or the assets and liabilities of FNBB or any of its Subsidiaries), enter into any closing agreement with respect to any amount of Taxes or surrender any right to claim a Tax refund, adopt or change any method of accounting with respect to Taxes, or file any amended Tax Return.

(w) Antitakeover Statutes. Take any action (i) that would cause this Agreement or the Transaction to be subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares or (ii) to exempt or make not subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any Person (other than TriCo or its Subsidiaries) or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom.

(x) Transactions with Insiders. Make or propose to make any loan to or enter into any transaction with FNBB, any of its Subsidiaries, or any of their respective directors or executive officers or any Affiliate thereof, provided that First National Bank may make Loans compliant with Regulation O promulgated by the FRB and First National Bank’s policies in effect as of the date of this Agreement to its directors and executive officers to the extent it has provided TriCo in writing information with respect to any such proposed Loan and TriCo does not object to such proposed Loan within three (3) Business Days of receipt of such written notice, and provided further that First National Bank may renew existing Loans compliant with Regulation O promulgated by the FRB and First National Bank’s policies in effect as of the date of this Agreement to its directors and executive officers in the event the term of any such Loan outstanding as of the date hereof expires prior to the consummation of the Transaction or the earlier termination of this Agreement pursuant to Article VIII hereof.

(y) Adverse Actions. Take any action that would or is reasonably likely to result in (i) the Merger not qualifying as a reorganization within the meaning of Section 368(a) of the Code, (ii) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (iii) any of the conditions to the Merger set forth in Article VII not being satisfied, (iv) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation, (v) a material delay in the ability of TriCo or FNBB to perform any of their obligations under this Agreement on a timely basis, or (vi) a material delay in the ability of TriCo to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby.

(z) Consent and Absence of Changes. Unreasonably withhold, delay or condition FNBB’s prior written consent or approval as may be reasonably requested by TriCo, or fail to promptly notify TriCo of any change, occurrence or event not in the ordinary course of the business of FNBB or any of its Subsidiaries and of any change, occurrence or event which, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to cause any of the conditions to Closing in Article VII of this Agreement not to be satisfied.

(aa) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

4.02 Forbearances of TriCo. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, as required by applicable law, or with the prior written consent of FNBB, TriCo will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course. Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use all commercially reasonable efforts consistent with past practice to preserve its business organization and preserve for itself and FNBB the goodwill of the customers of TriCo and its Subsidiaries and others with whom business relations exist.

(b) Adverse Actions. Take any action that would or is reasonably likely to result in (i) the Merger not qualifying as a reorganization within the meaning of Section 368(a) of the Code, (ii) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (iii) any of the conditions to the Merger set forth in Article VII not being satisfied, (iv) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation or (v) a material delay in the ability of TriCo or FNBB to perform any of their obligations under this Agreement on a timely basis, or (vi) a material delay in the ability of TriCo to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby.

(c) Antitakeover Statutes. Take any action (i) that would cause this Agreement or the Transaction to be subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares or (ii) to exempt or make not subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any Person (other than FNBB or its Subsidiaries) or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom.

(d) Third Party Offer. Accept any offer from any third party involving TriCo or its Subsidiaries in a business combination with such third party or other entity, unless such offer is expressly conditioned upon the performance by TriCo (or the successor in interest of TriCo) of all of its obligations under this Agreement in a manner such that holders of FNBB Common Stock entitled to receive TriCo Common Stock in the Merger would receive, on account of the shares of TriCo Common Stock and cash payable to holders of FNBB Options that they would be entitled to receive in the Merger pursuant to the terms of this Agreement, subject to completion of the Merger, the same consideration in the business combination, if completed, as other holders of TriCo Common Stock.

(e) Notice of Changes. Fail to promptly notify FNBB of any change, occurrence or event not in the ordinary course of the business of TriCo or any of its Subsidiaries and of any change, occurrence or event which, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to cause any of the conditions to Closing in Article VII of this Agreement not to be satisfied.

(f) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.01 Disclosure Schedules. On or prior to the date hereof, TriCo has delivered to FNBB a schedule and FNBB has delivered to TriCo a schedule (each respectively, its “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or 5.04 or to one or more of its covenants contained in Articles IV or VI; provided, however, that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect.

5.02 Standard. Solely for the purposes of determining whether the conditions set forth in Sections 7.02(a) or 7.03(a), as the case may be, have been satisfied (and without otherwise qualifying any representation or warranty made on the date hereof), no representation or warranty of FNBB on the one hand or TriCo on the other hand contained in Sections 5.03 or 5.04, respectively (other than (a) the representations of FNBB contained in Section 5.03(b), which shall be true in all respects, except to a de minimis extent (relative to Section 5.03(b) taken as a whole), (b) the representations of FNBB contained in Sections 5.03(d), 5.03(e), 5.03(g)(iii) and 5.03(i), and the representations of TriCo contained in Section 5.04(g)(ii), which shall be true and correct in all respects, and (c) the representations of FNBB contained in Section 5.03(m)(v), which shall be true in all material respects) shall be deemed untrue or incorrect for purposes of Sections 7.02(a) or 7.03(a), and no party hereto shall be deemed to have breached a representation or warranty for purposes of such Sections, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Sections 5.03 or 5.04, has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty.

5.03 Representations and Warranties of FNBB. Subject to Sections 5.01 and 5.02, FNBB hereby represents and warrants to TriCo:

(a) Organization, Standing and Authority. FNBB is a corporation duly organized, validly existing and in good standing under the laws of the State of California. FNBB is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on FNBB. FNBB has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted. The copies of the FNBB Articles and FNBB Bylaws set forth in Section 5.03(a) of FNBB’s Disclosure Schedule are true, complete and correct copies of such documents as in effect on the date of this Agreement. The minute books of FNBB and each of its Subsidiaries previously made available to TriCo contain true, complete and correct records in all material respects of all meetings and other material corporate actions held or taken of their respective shareholders and Boards of Directors (including committees of their respective Board of Directors) through the date hereof.

(b) FNBB Capital Stock. The authorized capital stock of FNBB consists solely of 10,000,000 shares of FNBB Common Stock, of which 7,380,132 shares are issued and outstanding as of the date hereof, and 5,000,000 shares of FNBB Preferred Stock, none of which were issued and outstanding as of the date hereof. As of the date hereof, no shares of FNBB Common Stock were held in treasury by FNBB or otherwise directly or indirectly owned by FNBB. The outstanding shares of FNBB Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, and none of the outstanding shares of FNBB Common Stock have been issued in violation of the preemptive rights of any Person. There are outstanding FNBB Options representing the right to purchase an aggregate of 569,493 shares of FNBB Common Stock. Section 5.03(b) of FNBB’s Disclosure Schedule sets forth, as of the date hereof, for each FNBB Option, the name of the grantee, the date of the grant, the status of the option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of FNBB Common Stock underlying each FNBB Option, the number of shares of FNBB Common Stock subject to FNBB Options that are currently exercisable and the exercise or strike price per share. Each FNBB Option (i) currently has an exercise price that is the same as when first issued and such exercise price is at least equal to the fair market value of the underlying shares of FNBB Common Stock as of the grant date; and (ii) has been issued in compliance with applicable laws. Except for the FNBB Options listed in Section 5.03(b) of FNBB’s Disclosure Schedule, there are no shares of FNBB Common Stock reserved for issuance, FNBB does not have any Rights issued or outstanding with respect to FNBB Common Stock or FNBB Preferred Stock and FNBB does not have any commitment to authorize, issue or sell any FNBB Common Stock or FNBB Preferred Stock or Rights. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of FNBB may vote are outstanding.

(c) First National Bank.

(i) First National Bank is duly organized, validly existing and in good standing, licensed as a national banking association by the OCC under the laws of the United States of America and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. The deposit accounts of First National Bank are insured by the FDIC in the manner and to the maximum extent provided by applicable law and First National Bank has paid all deposit insurance premiums and assessments required by applicable laws and regulations.

(ii) (A) FNBB directly owns all the issued and outstanding Equity Securities of First National Bank, (B) no Equity Securities of First National Bank are or may become required to be issued (other than to FNBB) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which First National Bank is or may be bound to sell or otherwise transfer any of its Equity Securities (other than to FNBB), (D) there are no contracts, commitments, understandings, or arrangements relating to FNBB’s right to vote or to dispose of such Equity Securities and (E) all the Equity Securities of First National Bank held by FNBB are fully paid and nonassessable and are owned by FNBB free and clear of any Liens, except as set forth in Section 5.03(c)(ii) of FNBB’s Disclosure Schedule.

(iii) FNBB has no direct or indirect Subsidiaries other than First National Bank. First National Bank has no direct or indirect Subsidiaries. Except as set forth in Section 5.03(c)(iii) of FNBB’s Disclosure Schedule and except for securities and other interests held by First National Bank in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, ownership interests in First National Bank and stock in the FHLB, FNBB does not own beneficially, directly or indirectly, any Equity Securities or similar interests of any Person or any interest in a partnership or joint venture of any kind.

(d) Corporate Power and Authority. Each of FNBB and its Subsidiaries has the corporate power and corporate authority to carry on its business as it is now being conducted and to own all its properties and assets; FNBB has the corporate power and corporate authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction, and to cause First National Bank to consummate the Bank Merger, and First National Bank has the corporate power and authority to execute, deliver and perform its obligations under the Bank Merger Agreement, in each case, subject to receipt of all necessary approvals of Governmental Entities and the approval of FNBB’s shareholders of this Agreement.

(e) Corporate Action; Enforceability. Subject to the approval of this Agreement by the holders of the outstanding shares of FNBB Common Stock, this Agreement, the Transaction and the Bank Merger Agreement have been authorized by all necessary corporate action by FNBB, the FNBB Board, First National Bank, and the First National Bank Board, as applicable, on or prior to the date hereof, and the FNBB Board has unanimously resolved to recommend that shareholders of FNBB adopt this Agreement and that such matter be submitted for consideration by the holders of FNBB Common Stock at the FNBB Meeting as required by Section 6.02. FNBB has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by TriCo, this Agreement is a valid and legally binding obligation of FNBB, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f) Regulatory Approvals; No Defaults.

(i) No consents or approvals of, or waivers by, or notices to, or filings or registrations with, any Governmental Entity or with any third party are required to be made or obtained by FNBB or any of its Subsidiaries in connection with the execution, delivery or performance by FNBB of this Agreement and by First National Bank of the Bank Merger Agreement, or to consummate the Transaction, except for (A) filings of applications or notices with, and approvals or waivers by, the FRB, the FDIC, the OCC and the DBO, as required, (B) filings with the SEC, Nasdaq and state securities authorities, as applicable, (C) the filing of (1) the Agreement of Merger with the Secretary of State of the State of California pursuant to the CGCL and (2) the Bank Merger Agreement with the Secretary of State of the State of California and the DBO pursuant to the CGCL and CFC, and (D) the approval of this Agreement and the Transaction by the holders of the outstanding shares of FNBB Common Stock. As of the date hereof, FNBB is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by FNBB and the Bank Merger Agreement by First National Bank and the consummation of the Transaction do not and will not (A) constitute a material breach or material violation of, or a material default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, code, ordinance, rule or regulation or any judgment, decree, injunction, order, governmental permit or license, or agreement, indenture or instrument of FNBB or any of its Subsidiaries or to which FNBB or any of its Subsidiaries or any of their respective assets or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of FNBB or any of its Subsidiaries or (C) require any consent or approval under any such law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit or license, agreement, indenture or instrument.

(g) Financial Reports and SEC Reports; Undisclosed Liabilities; No Material Adverse Effect.

(i) FNBB’s Annual Report on Form 10-K for the year ended December 31, 2016 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2016 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, “FNBB’s SEC Reports”) with the SEC, as of the date filed or to be filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the consolidated balance sheets contained in or incorporated by reference into any of FNBB’s SEC Reports (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of FNBB and its Subsidiaries as of its date, and each of the consolidated statements of income, consolidated statements of comprehensive income, consolidated statements of changes in shareholders’ equity and consolidated statements of cash flows or equivalent statements in such SEC Reports (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in shareholders’ equity and other comprehensive income (loss) and cash flows, as the case may be, of FNBB and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein. Each of such financial statements (including any related notes and schedules thereto) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The books and records of FNBB and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(ii) Except as set forth on the unaudited consolidated balance sheet of FNBB dated as of September 30, 2017 and included in FNBB’s SEC Reports filed prior to the date hereof, neither FNBB nor any of its Subsidiaries has any material liability (whether absolute, contingent or accrued or otherwise and whether due or to become due) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, other than liabilities (A) incurred after September 30, 2017 in the ordinary course of business consistent with past practice or (B) incurred pursuant to or provided for in this Agreement.

(iii) Since December 31, 2016, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03(g) or otherwise), is reasonably likely to have a Material Adverse Effect with respect to FNBB.

(iv) Since December 31, 2016, (A) FNBB and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice, (B) except as set forth in Section 5.03(g)(iv) of FNBB’s Disclosure Schedule, neither FNBB nor any of its Subsidiaries has taken nor permitted or entered into any contract with respect to, or otherwise agreed or committed to do or take, any action that, if taken after the date hereof, would constitute a breach of any of the covenants in Section 4.01 and (C) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03(g) or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to FNBB.

(v) Except as set forth in Section 5.03(g)(v) of FNBB’s Disclosure Schedule, no agreement pursuant to which any Loans or other assets have been or shall be sold by FNBB or its Subsidiaries entitled the buyer of such Loans or other assets, to cause FNBB or its Subsidiaries to repurchase such Loan or other asset or the buyer to pursue any other form of recourse against FNBB or its Subsidiaries. Section 5.03(g)(v) of FNBB’s Disclosure Schedule

sets forth all cash, stock or other dividend or any other distribution with respect to the capital stock of FNBB or its Subsidiaries that has been declared, set aside or paid since December 31, 2013, as well as all shares of capital stock of FNBB or any of its Subsidiaries that have been purchased, redeemed or otherwise acquired, directly or indirectly, by FNBB or any of its Subsidiaries since December 31, 2013.

(vi) The records, systems, controls, data and information of FNBB and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of FNBB or its Subsidiaries (either directly or through FNBB’s third party data processing service provider) or its accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 5.03(g)(vi). FNBB (A) has implemented and maintains disclosure controls and procedures to ensure that material information relating to FNBB and its Subsidiaries is made known to the Chief Executive Officer and the Chief Financial Officer of FNBB by others within FNBB or its Subsidiaries and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to FNBB’s outside auditors and the audit committee of the FNBB Board (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect FNBB’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in FNBB’s internal controls over financial reporting. These disclosures were made in writing by management to FNBB’s auditors and audit committee and a copy has previously been made available to TriCo.

(vii) Since December 31, 2013, (A) except as set forth in Section 5.03(g)(vii) of FNBB’s Disclosure Schedule, neither FNBB nor any of its Subsidiaries nor, to the Knowledge of FNBB, any director, officer, employee, auditor, accountant or representative of FNBB or any of its Subsidiaries, has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of FNBB or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that FNBB or any of its Subsidiaries, has engaged in questionable accounting or auditing practices, and (B) no attorney representing FNBB or any of its Subsidiaries, whether or not employed by FNBB or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by FNBB or any of its Subsidiaries or their respective officers, directors, employees or agents to the FNBB Board or any committee thereof or, to the Knowledge of FNBB, to any director or officer of FNBB or any of its Subsidiaries.

(h) Legal Proceedings. Section 5.03(h) of the FNBB Disclosure Schedule lists all litigation, arbitration, claims or other proceedings before any court or Governmental Entity that is pending against FNBB or any of its Subsidiaries as of the date hereof. Except as set forth in Section 5.03(h) of FNBB’s Disclosure Schedule, no litigation, arbitration, claim or other proceeding before any court or Governmental Entity is pending against FNBB or any of its Subsidiaries and, to FNBB’s Knowledge, no such litigation, arbitration, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, arbitration, claim or other proceeding in any such case that, individually or in the aggregate, has or could be reasonably expected to have a Material Adverse Effect with respect to FNBB. Neither FNBB nor any of its Subsidiaries nor any of their respective properties is a party to or subject to any order, judgment, decree or regulatory restriction that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect with respect to FNBB.

(i) Regulatory Matters.

(i) Since December 31, 2013, FNBB and its Subsidiaries have duly filed with the appropriate regulatory authorities in substantially correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and such reports were in all material respects complete and accurate and in compliance in all material respects with the requirements of applicable laws and regulations, and FNBB has previously delivered or made available to TriCo accurate and complete copies of all such reports. In connection with the most recent examination of FNBB and its Subsidiaries by the appropriate regulatory authorities, neither FNBB nor any of its Subsidiaries was required to correct or change any action, procedure or proceeding which FNBB believes in good faith has not been now corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, would not have a Material Adverse Effect on FNBB.

(ii) Except as set forth in Section 5.03(i)(ii) of FNBB’s Disclosure Schedule, neither FNBB nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor has FNBB or any of its Subsidiaries adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Entity. FNBB and its Subsidiaries have paid all assessments made or imposed by any Governmental Entity.

(iii) Neither FNBB nor any of its Subsidiaries has been advised by, nor does FNBB have any Knowledge of facts which could reasonably be expected to give rise to an advisory notice by, any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, directive, agreement, memorandum of understanding, board resolution, commitment letter, supervisory letter or similar submission or any request for the adoption of any policy, procedure or board resolution.

(iv) (A) Except as set forth in Section 5.03(i)(iv)(A) of FNBB’s Disclosure Schedule, no Governmental Entity has initiated since December 31, 2013 or has pending any proceeding, enforcement action or, to the Knowledge of FNBB, investigation or inquiry into the business, operations, policies, practices or disclosures of FNBB or any of its Subsidiaries (other than normal examinations conducted by a Governmental Entity in the ordinary course of the business of FNBB and its Subsidiaries), or, to the Knowledge of FNBB, threatened any of the foregoing, and (B) there is no material unresolved violation, criticism, comment or exception by any Governmental Entity with respect to any report or statement relating to any examinations or inspections of FNBB or any of its Subsidiaries.

(v) The most recent regulatory rating given to First National Bank as to compliance with the Community Reinvestment Act is “satisfactory.” To the Knowledge of FNBB, since the last regulatory examination of First National Bank with respect to Community Reinvestment Act compliance, First National Bank has not received any complaints as to Community Reinvestment Act compliance.

(j) Compliance With Laws. Each of FNBB and its Subsidiaries:

(i) is, and at all times since December 31, 2013, has been, in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of any Governmental Entity applicable thereto or to their employees conducting such businesses, including, without limitation, Sections 23A and 23B of the Federal Reserve Act and FRB, FDIC, and OCC regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the USA PATRIOT Act, the Electronic Fund Transfer Act and Regulation E of the FRB, all other applicable fair lending laws and other laws relating to discriminatory business practices and all posted and internal policies of FNBB and its Subsidiaries related to customer data, privacy and security;

(ii) has, and at all times since December 31, 2013, has had, all material permits, licenses, franchises, authorizations, orders and approvals of, and has made all material filings, applications and registrations with, all Governmental Entities (and has paid all fees and assessments due and payable in connection therewith) that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, franchises, certificates of authority, orders and approvals are in full force and effect and, to FNBB’s Knowledge, no suspension or cancellation of any of them is threatened; and

(iii) has received no notification or communication from any Governmental Entity (A) asserting that FNBB or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Entity enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to FNBB’s Knowledge, do any grounds for any of the foregoing exist).

(k) Material Contracts; Defaults.

(i) Except for documents set forth in Section 5.03(k)(i) of FNBB’s Disclosure Schedule, neither FNBB nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (A) with respect to the employment of any of its directors, officers, employees, or with regards to the provision of services similar to those provided by an employee, independent contractors or consultants and involving the payment or value of more than $100,000 per annum, (B) which would entitle any present or former director, officer, employee, independent contractor, consultant or agent of FNBB or any of its Subsidiaries to indemnification from FNBB or any of its Subsidiaries, (C) which provides for the payment by FNBB or any of its Subsidiaries of severance or other compensation upon a merger, consolidation, acquisition, asset purchase, stock purchase or other business combination transaction involving FNBB or any of its Subsidiaries, including but not limited to, the Transaction, (D) which would be a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC), (E) which is an agreement (including data processing, software programming, consulting and licensing contracts) not terminable on sixty (60) days or less notice and involving the payment or value of more than $100,000 per annum, (F) which is with or to a labor union or guild (including any collective bargaining agreement), (G) which relates to the incurrence of indebtedness or guaranty of any liability (other than deposit liabilities, advances and loans from the FHLB, and sales of securities subject to repurchase, in each case, in the ordinary course of business), (H) which grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, rights, assets or businesses of FNBB or any of its Subsidiaries, (I) which involves the purchase or sale of assets with a purchase price of $75,000 or more in any single case or $200,000 in all such cases, other than purchases and sales of investment securities or government guaranteed loans in the ordinary course of business consistent with past practice, (J) which is a consulting agreement, license or service contract (including data processing, software programming and licensing contracts and outsourcing contracts) which involves the payment of $100,000 or more in annual fees, (K) which relates to the settlement or other resolution of any legal proceeding in an amount in excess of $75,000 or that has any continuing obligations, liabilities or restrictions, (L) which relates to a partnership or joint venture or similar arrangement, (M) which is a lease for any real or material personal property owned or presently used by FNBB or any of its Subsidiaries, (N) which restricts the conduct of any business by FNBB or any of its Subsidiaries or limits the freedom of FNBB or any of its Subsidiaries to engage in any line of business in any geographic area (or would so restrict the Surviving Corporation or any of its Affiliates after consummation of the Transaction) or which requires exclusive referrals of business or requires FNBB or any of its Subsidiaries to offer specified products or services to its customers or depositors on a priority or exclusive basis, or (O) which is with respect to, or otherwise commits FNBB or any of its Subsidiaries to do, any of the foregoing (collectively, “Material Contracts”). Except as set forth in Section 5.03(k)(i) of FNBB’s Disclosure Schedule, no consents, approvals, notices or waivers are required to be obtained or delivered pursuant to the terms and conditions of any Material Contract as a result of FNBB’s and First National Bank’s (as applicable) execution, delivery or performance of this Agreement and the Bank Merger Agreement and the consummation of the Transaction. True, correct and complete copies of all such Material Contracts have been made available to TriCo as of the date hereof.

(ii) Each of the Material Contracts is in full force and effect (other than due to the ordinary expiration thereof) and is a valid and binding obligation of FNBB or its Subsidiaries and, to FNBB’s Knowledge, is a valid and binding obligation of the other parties thereto, enforceable against FNBB or its Subsidiaries, and to FNBB’s Knowledge, the other parties thereto, in accordance with its terms (in each case, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles). FNBB and its Subsidiaries (as applicable) have performed, in all material respects, all obligations required to be performed by them under each Material Contract. Neither FNBB or its Subsidiaries nor, to FNBB’s Knowledge, any other parties thereto, is in material default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which they are a party, by which their respective assets, business, or operations may be bound or affected, or under which their respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as set forth in Section 5.03(k)(ii) of FNBB’s Disclosure Schedule, no power of attorney or similar authorization given directly or indirectly by FNBB or any of its Subsidiaries is currently outstanding. With respect to the Material Contracts, to FNBB’s Knowledge, no event has occurred, and no circumstance or condition exists that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, (A) give any Person the right to declare a default or exercise any remedy under any Material Contract, (B) give any Person the right to accelerate the maturity or performance of any Material Contract, or (C) give any Person the right to cancel, terminate or modify any Material Contract.

(iii) Section 5.03(k)(iii) of FNBB’s Disclosure Schedule sets forth a schedule of all holders of five percent (5%) or more of FNBB Common Stock and executive officers and directors of FNBB and its Subsidiaries who have outstanding loans from FNBB or any of its Subsidiaries, and there has been no default, or forgiveness or waiver, in whole or in part, on or of any such loan during the two years immediately preceding the date hereof.

(l) No Brokers. No action has been taken by FNBB or any of its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction, other than fees to be paid to The Courtney Group, which are set forth in Section 5.03(l) of FNBB’s Disclosure Schedule. Copies of all agreements with The Courtney Group have been previously provided or made available to TriCo.

(m) Employee Benefit Plans.

(i) All benefit and compensation plans, contracts, policies or arrangements maintained, contributed to, obligated to be contributed to, or sponsored by FNBB and its Subsidiaries for the benefit of current or former employees of FNBB and its Subsidiaries (the “Employees”) and current or former directors or independent contractors of FNBB or its Subsidiaries including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, any pension, retirement, profit sharing, medical, life, accidental death and dismemberment, disability, dental, vision, compensation, severance, termination pay, salary continuation, unemployment, workers’ compensation, vacation, sick pay, paid-time off, retention, employment, consulting, change in control, fringe benefit, deferred compensation, stock option, stock purchase, stock appreciation rights or other stock-based incentive, cafeteria or flexible benefit, adoption or educational assistance, and bonus or other cash-based incentive, or other similar plans, agreements, programs, policies or other arrangements (whether written or oral and whether or not qualified or funded) or any such plan for which FNBB may have any liability including, without limitation, as a result of being deemed a single employer with any entity under Section 4001(b)(1) of ERISA or Section 414 of the Code (collectively, the “Benefit Plans”), are set forth in Section 5.03(m)(i) of FNBB’s Disclosure Schedule. True and complete copies of the following documents have been provided or made available to TriCo: (A) all Benefit Plans and all written agreements underlying a funding medium for, or relating to the administration of, any Benefit Plan including, but not limited to, any trust instruments, group annuity contracts, investment management, recordkeeping, administrative services, other third party services agreements and insurance contracts, certificate of coverage and other similar agreements entered into in connection with any Benefit Plans and all amendments thereto; (B) the three most recent annual report (Form 5500), together with all schedules, as required, filed with the Internal Revenue Service (“IRS”) or Department of Labor (the “DOL”), as applicable, and any financial statements and opinions required by Section 103(e)(3) of ERISA with respect to each Benefit Plan; (C) for each Benefit Plan which is a “top-hat” plan, a copy of filings with the DOL; (D) the most recent determination or opinion or advisory letter issued by the IRS for each Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code; (E) the most recent summary plan description and any summary of material modifications, as required, for each Benefit Plan; (F) the three most recent actuarial reports, if any, relating to each Benefit Plan; (G) the most recent summary annual report for each Benefit Plan required to provide summary annual reports by Section 104 of ERISA; (H) the most recent minimum coverage and discrimination testing results for each applicable Benefit Plan; and (I) copies of all non-routine correspondence received from or delivered to the IRS or the DOL since December 31, 2013.

(ii) Each Benefit Plan has been established and administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such Benefit Plan is maintained. FNBB and any ERISA Affiliate has complied with the Patient Protection and Affordable Care Act, as amended by the Health Care and Reconciliation Act of 2010, and the requirements of Section 4980B of the Code, Part 6 of Subtitle I of ERISA and the regulations thereunder, including all applicable reporting, tax deposits and fee payment obligations. No asset of either FNBB or any of its Subsidiaries is subject to an encumbrance lien under ERISA or the Code. Each Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter, or advisory or opinion letter, as applicable, from the IRS, and FNBB has no Knowledge of any circumstances reasonably likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. Neither FNBB nor any of its Subsidiaries has received any correspondence or written or verbal notice from the IRS, DOL, any other Governmental Entity, any participant in or beneficiary of, a Benefit Plan, or any agent representing any of the foregoing that brings into question the qualification of any such Benefit Plan. There is no pending or, to FNBB’s Knowledge, threatened proceeding, lawsuit or claim (other than a routine claim for benefits) relating to the Benefit Plans. Neither FNBB nor any of its Subsidiaries is subject to or could reasonably be likely to be subject to a material Tax, fine, penalty or material liability of any kind under either the Code or ERISA. There are no matters pending before the IRS, DOL or other Governmental Entity with respect to any Benefit Plan. Since January 1, 2013, no Benefit Plan or related trust has been the subject of an audit, investigation or examination by a Governmental Entity.

(iii) Neither FNBB nor any entity considered to be a single employer with FNBB under Section 4001(b)(1) of ERISA or Section 414 of the Code (“ERISA Affiliate”) maintains or contributes to any Pension Plan subject to Title IV of ERISA, a multiple employer plan (as defined in Section 413(c) of the Code) or multiemployer plan (as defined in 4001(a)(3) of ERISA), a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “multiple employer welfare arrangement” within the meaning of Section

3(40) of ERISA or a Retiree Welfare Plan, other than those disclosed and identified as such in Section 5.03(m)(iii) of FNBB’s Disclosure Schedule. Except as set forth in Section 5.03(m)(iii) of FNBB’s Disclosure Schedule, no Benefit Plan holds as an asset an annuity contract, guaranteed investment contract or other investment contract issued by an insurance company.

(iv) All contributions required to be made under the terms of any Benefit Plan (including any amounts withheld from employees’ paychecks with respect to a Benefit Plan) and premiums required to be paid have been timely made in accordance with the terms of the applicable Benefit Plan and applicable law. All contributions for any period ending on or before the Closing Date that are not yet due have been made or have been reflected appropriately in the financial statements included in FNBB’s SEC Reports. Benefits under each Benefit Plan that is an “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA), with the exception of any flexible spending arrangements subject to Sections 125 and 105 of the Code and health savings accounts, are provided exclusively through insurance contracts or policies issued by an insurance company, health maintenance organization, or similar organization unrelated to FNBB or any ERISA Affiliate, the premiums for which are paid directly by FNBB or an ERISA Affiliate thereof, from its general assets or partly from its general assets and partly from contributions by its employees. No insurance policy or contract relating to a Benefit Plan requires or permits a retroactive increase to premiums or payments due thereunder.

(v) Except as set forth in Section 5.03(m)(v) of FNBB’s Disclosure Schedule, none of the execution of this Agreement, the FNBB shareholder approval of this Agreement or the consummation of the Transaction, either alone or in connection with any other event, (A) entitle any Employees or any current or former director or independent contractor of FNBB or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment or service after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable under, or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans or (D) result in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code. FNBB will make available to TriCo upon request FNBB’s calculations under Section 280G of the Code and all related underlying back-up information and agreements taken into account in the performance of such calculations or deemed necessary by TriCo, in its discretion, including, without limitation, pertinent Form W-2 information for any “disqualified individuals” determined in accordance with Q&A-15 of Treasury Regulation § 280G-1. Neither FNBB nor any of its Subsidiaries has any liability or is a party with respect to any gross-up provision or agreement in connection with Section 280G of the Code or excise Taxes under Section 4999 of the Code.

(vi) Neither FNBB nor any of its Subsidiaries has now, nor has had, the obligation to maintain, establish, sponsor, participate in or contribute to any Benefit Plan or other similar arrangement that is subject to any law or applicable custom or rule of any jurisdiction outside of the United States. No compensation paid (or to be paid) under any Benefit Plan has been or will be non-deductible under Code Section 409A.

(vii) Each Benefit Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) (hereinafter referred to as an “FNBB NQDP”) has been maintained, as to both form and operation, in compliance with Section 409A of the Code. No event in connection with an FNBB NQDP has occurred which would subject a participant to inclusion of income under Section 409A(a)(1) of the Code and neither FNBB nor any ERISA Affiliate has any liability or is a party with respect to any gross-up provision or agreement in connection with any income inclusion, interest or additional Tax payable in accordance with Section 409A of the Code.

(viii) Except as set forth in Sections 6.11(d), neither FNBB nor any Subsidiary has (A) announced its intention, made any amendment or any binding commitment, or given written or oral notice providing that it will increase benefits under any Benefit Plan, (B) created or adopted any arrangement that would be considered a Benefit Plan once established, or (C) agreed not to exercise any right or power to amend, suspend or terminate any Benefit Plan.

(n) Labor Matters.

(i) Section 5.03(n)(i) of FNBB’s Disclosure Schedule sets forth (A) the name, title, date of hire or retention and total compensation of each employee, independent contractor or consultant of FNBB and each of its Subsidiaries, (B) all bonuses and other incentive compensation received by such employees, independent contractors and consultants in 2016 and 2017 and any accrual for such bonuses and incentive compensation, (C) all persons who will be (as of the Effective Time) “specified employees” of FNBB within the meaning of Code Section 409A and (D) all contracts, agreements, commitments or arrangements by FNBB and each of its Subsidiaries regarding compensation with any of its respective officers, employees, independent contractors and consultants, including those to increase the compensation or to modify the conditions or terms of employment.

(ii) To FNBB’s Knowledge, no officer or director of FNBB or any of its Subsidiaries or any employee, independent contractor or consultant of FNBB or any of its Subsidiaries is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, that could adversely affect the ability of FNBB or any of its Subsidiaries to conduct its business as currently conducted.

(iii) To FNBB’s Knowledge, neither FNBB nor any of its Subsidiaries has (A) classified any individual as an “independent contractor” or similar status who, under applicable law, rule or regulation or the provisions of any Benefit Plan, should have been classified as an employee or (B) incurred any liability for improperly excluding any Person from participating in any Benefit Plan who provides or provided services to FNBB or any of its Subsidiaries, in any capacity.

(iv) None of the officers, employees or consultants of FNBB or any of its Subsidiaries has informed FNBB or such Subsidiary of his or her intent, nor does FNBB have any Knowledge of any of the officers, employees or consultants of FNBB or any of its Subsidiaries having an intention, to terminate employment with FNBB or any of its Subsidiaries during the next twelve (12) months.

(v) Neither FNBB nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement, arrangement or understanding with a labor union or labor organization, nor is FNBB or any of its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel FNBB or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to FNBB’s Knowledge, threatened, nor does FNBB have any Knowledge of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity, either currently or during the past three (3) years. Each of FNBB and its Subsidiaries has paid in full all wages, salaries, commissions, bonuses, benefits and other compensation currently due to its employees or otherwise arising on a current basis under any FNBB policy, practice, agreement, plan, or program, or any applicable statute or other law. Except as set forth in Section 5.03(n)(v) of FNBB’s Disclosure Schedule, the employment of each officer and employee of FNBB and each of its Subsidiaries is terminable at the will of FNBB or such Subsidiary.

(vi) Except as set forth in Section 5.03(n)(vi) of FNBB’s Disclosure Schedule, (A) there is no pending or, to FNBB’s Knowledge, threatened legal proceeding involving FNBB or any of its Subsidiaries, on the one hand, and any present or former employee(s) of FNBB or any of its Subsidiaries, on the other hand, and (B) no other Person, to FNBB’s Knowledge, has threatened any claim or any legal proceeding against FNBB or any of its Subsidiaries (or, to FNBB’s Knowledge, against any officer, director or employee of FNBB or any of its Subsidiaries) relating to employees or former employees of FNBB or any of its Subsidiaries, including any such claim or legal proceeding arising out of any statute, ordinance or regulation relating to wages, collective bargaining, discrimination in employment or employment practices or occupational safety and health standards (including, without limitation, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, as amended, the Occupational Safety and Health Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act or the Family and Medical Leave Act).

(vii) FNBB and each of its Subsidiaries is, and at all times since December 31, 2013 has been, in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of a Governmental Entity relating to labor, employment, termination of employment or similar matters, including, but not limited to, such laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave and employee terminations, and has not, to FNBB’s Knowledge, engaged in any unfair labor practices or similar prohibited practices.

(o) Environmental Matters. Except as set forth in Section 5.03(o) of FNBB’s Disclosure Schedule, (i) there are no legal, administrative, arbitral or other proceedings, claims, actions, or, to FNBB’s Knowledge, environmental investigations or remediation activities by a Governmental Entity or third party, seeking to impose, or that reasonably could be expected to result in the imposition, on FNBB or any of its Subsidiaries of any liability or obligation arising under any Environmental Laws pending or, to FNBB’s Knowledge, threatened against FNBB or any of its Subsidiaries, which liability or obligation could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on FNBB, and there is no reasonable basis for any such proceeding, claim, action, environmental remediation or investigation that could impose any liability or obligation that could have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on FNBB; (ii) FNBB and each of its Subsidiaries is in compliance in all material respects with applicable Environmental Laws; (iii) no real property (including buildings or other structures) currently or, to FNBB’s Knowledge, formerly owned or operated by FNBB or any of its Subsidiaries, or any property in which FNBB or any of its Subsidiaries holds a security interest or a fiduciary or management role (“FNBB Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance in violation of Environmental Law or that requires investigation or remediation under an Environmental Law, that has resulted, or would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on FNBB; (iv) in accordance with the Secured Creditor Exemption, neither FNBB nor any of its Subsidiaries are the “owner or operator” of, nor have “participated in the management” regarding Hazardous Substances at, any FNBB Loan Property which has been contaminated with, or has had any release of, any Hazardous Substance in violation of any Environmental Law or that requires investigation or remediation under any Environmental Law, that has resulted, or would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on FNBB; (v) neither FNBB nor any of its Subsidiaries nor, to FNBB’s Knowledge, any Person whose liability FNBB or any of its Subsidiaries has assumed whether contractually or by operation of law, has received any notice, demand letter, claim or request for information alleging any material violation of, or material liability under, any Environmental Law, and neither FNBB nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Entity relating to any Environmental Law, or agreement with any third party resolving claims under any Environmental Law, which has not been fully satisfied or discharged; (vi) there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving any currently or, to FNBB’s Knowledge, formerly owned or operated property, any FNBB Loan Property, or to FNBB’s Knowledge any Person whose liability FNBB or any of its Subsidiaries has assumed, whether contractually or by operation of law, that could reasonably be expected to result in any claims, liability or investigations against FNBB, result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any FNBB Loan Property, which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on FNBB; and (vii) FNBB has provided and made available to TriCo copies of all material environmental reports or studies, sampling data, correspondence, filings and other material environmental information in its possession or reasonably available to it relating to FNBB, its Subsidiaries and any currently or formerly owned or operated property.

As used herein, the term “Environmental Laws” means any federal, state, local or foreign law, statute, code, ordinance, injunction, regulation, order, decree, permit, or Governmental Entity requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any

Hazardous Substance, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq. and related or similar state and local laws and regulations. The term “Hazardous Substance” means any substance that is: (X) listed, classified or regulated pursuant to any Environmental Law, (Y) any petroleum, petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials, radon or urea-formaldehyde insulation or (Z) any other substance which is the subject of regulatory action by any Governmental Entity in connection with any Environmental Law. The term “Secured Creditor Exemption” has the meaning provided to such term in 42 U.S.C. § 9601(20)(A), 42 U.S.C. § 6991b(h)(9), and Cal. Health & Safety Code § 25548, et seq.

(p) Tax Matters.

(i) (A) All Tax Returns that are required to be filed on or before the Closing Date (taking into account any extensions of time within which to file that have not expired) by or with respect to the FNBB Group have been or will be timely filed on or before the Closing Date, (B) all such Tax Returns are or will be true, correct and complete in all material respects, (C) all Taxes due and payable by or with respect to the FNBB Group (whether or not shown as due on any Tax Return) have been timely paid in full, (D) the unpaid Taxes of the FNBB Group did not, as of the date of the most recent financial statements included in FNBB’s SEC Reports, exceed the reserve for Tax liability set forth on the face of such financial statements and do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the FNBB Group in filing its Tax Returns, (E) all deficiencies asserted or assessments made as a result of examinations conducted by any taxing authority have been paid in full, (F) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending and (G) no statutes of limitation with respect to any Taxes of the FNBB Group have been waived by or on behalf of the FNBB Group.

(ii) FNBB has made available to TriCo (A) true and correct copies of the U.S. federal, state, local and foreign income Tax Returns filed by or on behalf of the FNBB Group for each of the three most recent fiscal years for which such returns have been filed and (B) any audit report issued within the last three years relating to Taxes due from or with respect to the FNBB Group or its income, assets or operations. Section 5.03(p)(ii) of FNBB’s Disclosure Schedule sets forth any income or franchise Tax Returns filed by or on behalf of the FNBB Group that have been examined by any taxing authority since January 1, 2013.

(iii) To the Knowledge of FNBB, except as set forth in Section 5.03(p)(iii) of FNBB’s Disclosure Schedule, there are no audits or investigations by any taxing authority or proceedings in progress with respect to the FNBB Group, nor has the FNBB Group received any notice from any taxing authority that it intends to conduct such an audit or investigation.

(iv) No claim has been made in writing during the past five (5) years by a taxing authority in a jurisdiction where the FNBB Group does not already file Tax Returns that the FNBB Group is or may be subject to taxation by that jurisdiction.

(v) The FNBB Group has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the withholding and payment of Taxes.

(vi) The FNBB Group does not have a permanent establishment in any country other than the United States under any applicable Tax treaty between the United States and such other country and is not subject to income Tax in any country other than the United States.

(vii) There are no Liens or other encumbrances on any of the assets of the FNBB Group that arose in connection with any failure (or alleged failure) to pay any Tax.

(viii) Except as set forth in Section 5.03(p)(viii) of FNBB’s Disclosure Schedule, no closing agreements, extensions of time within which to file any Tax Return, private letter rulings (or comparable rulings), technical advice memoranda or similar agreements or rulings have been entered into, requested of or issued by any taxing authority with respect to the FNBB Group.

(ix) Except as set forth in Section 5.03(q)(ix) of FNBB’s Disclosure Schedule, no member of the FNBB Group has been, in the past five (5) years, a party to a transaction reported or intended to qualify as a reorganization under Section 368 of the Code. No member of the FNBB Group has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares that was reported or otherwise constituted a distribution of shares under Section 355 of the Code in the two (2) years prior to the date of this Agreement or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Transaction contemplated by this Agreement.

(x) No member of the FNBB Group is or has been, a United States real property holding corporation within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; the Transaction contemplated by this Agreement is not subject to withholding under Section 1445 of the Code, and no stock transfer Taxes, sales Taxes, use Taxes or real estate transfer or gains Taxes will be imposed on the Transaction contemplated by this Agreement.

(xi) The FNBB Group will not be required to include any material item of income in, or exclude any material item of deduction from its taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following that occurred or exists on or prior to the Closing Date: (A) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of the Code or of the Tax laws of any state or locality), (B) an installment sale or open transaction, (C) a prepaid amount, or (D) change in the accounting method of FNBB pursuant to Section 481 of the Code (or any corresponding or similar provision of the Code or of the Tax laws of any state or locality).

(xii) Except as set forth in Section 5.03(p)(xii) of FNBB’s Disclosure Schedule, neither FNBB nor any of its Subsidiaries is a party to any Tax sharing, Tax allocation or similar agreement or arrangement (whether or not written) with any Person.

(xiii) The FNBB Group has not (A) consummated or participated in, and is not currently participating in, any transaction which was or is a “tax shelter” transaction as defined in Section 6662, 6011, 6111 or 6112 of the Code, applicable regulations thereunder or other related published guidance from the IRS or (B) engaged in any transaction that could give rise to (1) a registration obligation with respect to any Person under Section 6111 of the Code or the regulations thereunder, (2) a list maintenance obligation with respect to any person under Section 6112 of the Code or the regulations thereunder, or (3) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code or the regulations thereunder.

(xiv) Except as set forth in Section 5.03(p)(xiv) of FNBB’s Disclosure Schedule, no power of attorney granted by any member of the FNBB Group relating to Taxes is currently in force.

(xv) No member of the FNBB Group has been a member of a consolidated, combined, unitary or affiliated group (other than a group of which FNBB is the parent) or has any liability for Taxes of any Person (other than another member of the FNBB Group) under Section 1.1502-6 of the regulations of the U.S. Treasury (“Treasury Regulations”) or any similar provision of state, local, or foreign law, or as a transferee or successor, by contract, or otherwise.

(xvi) No member of the FNBB Group has taken any action or failed to take any action, or is aware of any fact or circumstance, in each case, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(q) Risk Management Instruments. None of the FNBB nor or any of its Subsidiaries is a party to, owns or has agreed to enter into or acquire any Derivatives Contract (including various combinations thereof) or any securities that (i) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (ii) could have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

(r) Loans; Nonperforming and Classified Assets.

(i) Each Loan on the books and records of FNBB and its Subsidiaries was made and has been serviced in all material respects in accordance with First National Bank’s lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to FNBB’s Knowledge, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles. The Loan data previously provided by FNBB to TriCo accurately reflects in all material respects the Loan portfolio of FNBB and its Subsidiaries as of the date of such data.

(ii) Section 5.03(r)(ii) of FNBB’s Disclosure Schedule sets forth, as of the date hereof: (A) any Loan under the terms of which the obligor is sixty (60) or more days delinquent in payment of principal or interest, or to FNBB’s Knowledge, in default of any other material provision thereof; (B) each Loan which has been classified as “substandard,” “doubtful,” “loss” or “special mention” (or words of similar import) by FNBB, any of its Subsidiaries or an applicable regulatory authority; (C) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof as of September 30, 2017; and (D) each Loan with any director, executive officer or five percent or greater shareholder of FNBB or any of its Subsidiaries, or to FNBB’s Knowledge, any Person controlling, controlled by or under common control with, any of the foregoing.

(iii) No agreement pursuant to which FNBB or any of its Subsidiaries has sold or is servicing Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein, or entitles the buyer of such Loans or pool of Loans or participation in Loans or pools of Loans or any other Person to pursue any other form of recourse against FNBB or any of its Subsidiaries. There has not been any claim made by any such buyer or other Person for repurchase or other similar form of recourse against FNBB or any of its Subsidiaries nor, to the Knowledge of FNBB, are there any facts or circumstances that could reasonably give rise to any such claim.

(s) Properties.

(i) Section 5.03(s)(i) of FNBB’s Disclosure Schedule contains a complete and correct list of all real property or premises owned or operated by FNBB as of the date hereof. Other than as disclosed in Section 5.03(s)(i) of FNBB’s Disclosure Schedule, none of FNBB or any of its Subsidiaries owns, and no such entity is in the process of foreclosing (whether by judicial process or by power of sale) or otherwise in the process of acquiring title to, except pursuant to foreclosures which are pending in the ordinary course of business consistent with past practice, any real property or premises on the date hereof in whole or in part.

(ii) Section 5.03(s)(ii) of FNBB’s Disclosure Schedule contains a complete and correct list of all real property or premises leased or subleased in whole or in part by FNBB or any of its Subsidiaries, and together with a list of applicable leases or subleases and the name of the lessor or sublessor.

(iii) To FNBB’s Knowledge, all real and personal property owned by FNBB or any of its Subsidiaries or presently used by any of them in their respective business is in a good condition (ordinary wear and tear excepted) and is sufficient to carry on their respective business in the ordinary course of business consistent with their past practices. FNBB has good, marketable and indefeasible title, free and clear of all Liens, to all of the material properties and assets, real and personal, reflected on the consolidated balance sheet of FNBB as of September 30, 2017 included in FNBB’s SEC Reports, or acquired after such date, other than properties sold by FNBB or any of its Subsidiaries in the ordinary course of business, except (A) Liens for current taxes and assessments not yet due or payable for which adequate reserves have been established, (B) pledges to secure deposits incurred in the ordinary course of its banking business consistent with past practice, (C) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent, (D) as reflected on the consolidated balance sheet of FNBB as of September 30, 2017 included in FNBB’s SEC Reports and/or (E) as shown on the title policies listed in Section 5.03(s)(iii) of FNBB’s Disclosure Schedule.

(iv) All real and personal property which is material to FNBB’s business on a consolidated basis and leased or licensed by FNBB or any of its Subsidiaries is held pursuant to leases or licenses which are valid obligations of FNBB or any of its Subsidiaries and, to FNBB’s Knowledge, are valid and binding obligations of the other parties thereto, enforceable against FNBB or such Subsidiary of FNBB, and to FNBB’s Knowledge, the other parties thereto, in accordance with their terms (in each case, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles).

(v) Except as set forth in Section 5.03(s)(v) of FNBB’s Disclosure Schedule, such leases will not terminate or lapse prior to the Effective Time and FNBB and each of its Subsidiaries has the right to use and occupy such leased real property for the full term, and in accordance with the conditions of the lease relating thereto. Neither FNBB nor any of its Subsidiaries has received any written notice of termination, cancellation, breach or default under any such real property lease and, to the Knowledge of FNBB as of the date hereof, no event has occurred, and no circumstances or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, (A) result in a violation or breach of any of the provisions of any real property lease, (B) give any Person the right to declare a default or exercise any remedy under any real property lease, (C) give any Person the right to accelerate the maturity or performance of any real property lease, or (D) give any Person the right to cancel, terminate or modify any real property lease. To FNBB’s Knowledge, FNBB and its Subsidiaries are in compliance with all applicable health and safety related requirements for the real property owned by any of them, including those requirements under the Americans with Disabilities Act of 1990, as amended. None of the owned or leased premises or properties described in paragraph (i) or (ii) above have been condemned or otherwise taken by any Governmental Entity and no condemnation or taking is threatened or contemplated and none thereof is subject to any claim, contract or law which could reasonably be expected to materially and adversely affect its use or value for the purposes now made of it.

(t) Intellectual Property; Information Technology; Security.

(i) Each of FNBB and its Subsidiaries owns or possesses valid and binding licenses and other rights to use all Intellectual Property used by FNBB and its Subsidiaries in the conduct of its business as currently conducted, and neither FNBB nor any of its Subsidiaries has received any notice of conflict or allegation of invalidity with respect thereto that asserts the right of others. Section 5.03(t)(i) of FNBB’s Disclosure Schedule lists all registered Intellectual Property owned by FNBB and its Subsidiaries, and all contracts to which FNBB and its Subsidiaries has licensed Intellectual Property from third parties that is material to the operation of FNBB and its Subsidiaries (other than commercially available “shrink wrap” or

“click wrap” licenses). Each of FNBB and its Subsidiaries owns or has a valid right to use or license such Intellectual Property, free and clear of all Liens (except any restrictions set forth in any licensed Intellectual Property), and has performed all the obligations required to be performed by it and is not in default in any material respect under any contract, agreement, arrangement or commitment relating to any of the foregoing. To FNBB’s Knowledge, such Intellectual Property is valid and enforceable (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(ii) (A) Each of FNBB and its Subsidiaries owns or is validly licensed to use (in each case, free and clear of any Liens, except), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (B) to FNBB’s Knowledge, the use of any Intellectual Property by FNBB or any of its Subsidiaries and the conduct of their respective businesses as currently conducted does not infringe on or otherwise violate the legal rights of any Person; (C) to FNBB’s Knowledge, no Person is challenging, infringing on or otherwise violating any right of FNBB or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to FNBB or any of its Subsidiaries; and (D) neither FNBB nor any of its Subsidiaries has received any written notice or otherwise has Knowledge of any pending legal proceeding against FNBB or any of its Subsidiaries with respect to any Intellectual Property used by FNBB or any of its Subsidiaries, or any Intellectual Property owned by any Person, and as of the date hereof, neither FNBB nor its Subsidiaries has Knowledge of any facts or events that would result in any legal proceeding against FNBB or any of its Subsidiaries that is likely to succeed.

(iii) To FNBB’s Knowledge, all information technology and computer systems (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of FNBB’s and its Subsidiaries respective businesses (collectively, “FNBB IT Systems”) have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards in the industry, to ensure proper operation, monitoring and use. The FNBB IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct business as currently conducted. Neither FNBB nor any of its Subsidiaries has experienced within the past three (3) years any material disruption to, or material interruption in, its conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency of the FNBB IT Systems. FNBB and its Subsidiaries have taken commercially reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of its business (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of its business. To FNBB’s Knowledge, neither FNBB nor any of its Subsidiaries is in breach of any Material Contract related to any FNBB IT Systems.

(iv) To FNBB’s Knowledge, since January 1, 2015, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of FNBB and its Subsidiaries.

(u) Fiduciary Accounts. FNBB and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in all material respects in accordance with the terms of the governing documents and applicable laws and regulations. Neither FNBB nor any of its Subsidiaries, nor, to FNBB’s Knowledge, any of their respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(v) Books and Records. The books and records of FNBB and its Subsidiaries have been fully, properly and accurately maintained in compliance in all material respects with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of FNBB and its Subsidiaries.

(w) Insurance. Section 5.03(w) of FNBB’s Disclosure Schedule lists and summarizes all of the insurance policies, binders, or bonds currently maintained by FNBB and its Subsidiaries (“Insurance Policies”), which summary includes for each Insurance Policy, the name of the insurance carrier, annual premiums, and the amount of coverage per event and, in the aggregate, a named insured (including any additional insured that may be required), or otherwise the beneficiary of the coverage. FNBB and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as are customary and prudent in accordance with industry practices. All the Insurance Policies are in full force and effect; neither FNBB nor any of its Subsidiaries is in default thereunder; no event has occurred which, with notice or lapse of time, or both, would constitute a default or permit termination, modification or acceleration under such policies; all premiums due and payable with respect to the Insurance Policies have been timely and fully paid; and all claims thereunder have been filed in due and timely fashion. Except as set forth in Section 5.03(w) of FNBB’s Disclosure Schedule, there is no claim for coverage by FNBB or any of its Subsidiaries pending under any Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policies or in respect of which such underwriters have reserved their rights. Neither FNBB nor any of its Subsidiaries have received written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any Insurance Policies.

(x) Allowance For Loan Losses. First National Bank’s allowance for loan losses is, and shall be as of the Effective Date, in compliance with First National Bank’s existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Entities and the Financial Accounting Standards Board and is and shall be adequate under all such standards.

(y) Transactions With Affiliates. Except as set forth in Section 5.03(y) of FNBB’s Disclosure Schedule, FNBB has not engaged in any transactions with Affiliates within the meaning of Sections 23A and 23B of the Federal Reserve Act. All agreements between FNBB or any of its Subsidiaries and any of their respective Affiliates comply in all material respects, to the extent applicable, with Regulation W of the FRB.

(z) Required Vote; Antitakeover Provisions.

(i) The affirmative vote of the holders of a majority of the outstanding shares of FNBB Common Stock entitled to vote is necessary to approve this Agreement and the Transaction on behalf of FNBB. No other vote of the shareholders of FNBB is required by law, the FNBB Articles, the FNBB Bylaws, the rules of Nasdaq or otherwise to approve this Agreement, the Bank Merger Agreement and the Transaction.

(ii) No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation under the CGCL or any applicable provisions of the takeover laws of any other state (and any comparable provisions of the FNBB Articles and FNBB Bylaws), apply or will apply to this Agreement, the Bank Merger Agreement or the Transaction.

(aa) Fairness Opinion. The FNBB Board has received the opinion of The Courtney Group to the effect that as of the date hereof, subject to the assumptions, qualifications, limitations and other matters stated therein, the aggregate consideration pursuant to this Agreement is fair to the holders of FNBB Common Stock from a financial point of view.

(bb) Transactions in Securities.

(i) Since December 31, 2013, all offers and sales of FNBB Common Stock by FNBB were at all relevant times exempt from, or complied with, the registration requirements of the Securities Act.

(ii) Neither FNBB, none of its Subsidiaries, nor, to FNBB’s Knowledge, (A) any director or executive officer of FNBB or any of its Subsidiaries, (B) any Person related to any such director or officer by blood, marriage or adoption and residing in the same household and (C) any Person who has been knowingly provided material nonpublic information by any one or more of these Persons, has purchased or sold, or caused to be purchased or sold, any shares of FNBB Common Stock or other securities issued by FNBB (1) during any period when FNBB was in possession of material nonpublic information, or (2) in violation of any applicable provision of federal or state securities laws, rules or regulations.

(cc) Ownership of TriCo Common Stock. None of FNBB or any of its Subsidiaries, or to FNBB’s Knowledge, any of its other affiliates or associates (as such terms are defined under the Exchange Act), owns beneficially or of record, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of TriCo Common Stock (other than shares held in a fiduciary capacity that are beneficially owned by third parties, shares held in an index or mutual fund, or as a result of debts previously contracted).

(dd) Disclosure. The representations and warranties contained in this Section 5.03, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.03 not misleading.

(ee) No Additional Representations. Except for the representations and warranties made by FNBB in this Section 5.03 and as Previously Disclosed, neither FNBB nor any other Person makes any express or implied representation or warranty with respect to FNBB, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and FNBB hereby expressly disclaims any such other representations and warranties.

5.04 Representations and Warranties of TriCo. Subject to Sections 5.01 and 5.02, TriCo hereby represents and warrants to FNBB as follows:

(a) Organization, Standing and Authority. TriCo is duly organized, validly existing and in good standing under the laws of the State of California. TriCo is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on TriCo. TriCo has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted. The copies of the TriCo Articles and the TriCo Bylaws which have previously been made available to FNBB are true, complete and correct copies of such documents as in effect on the date of this Agreement. The minute books of TriCo and each of its Subsidiaries previously made available to FNBB contain true, complete and correct records of all meetings and other material corporate actions held or taken as of the respective dates thereof.

(b) TriCo Capital Stock.

(i) As of the date hereof, the authorized capital stock of TriCo consists solely of 50,000,000 shares of TriCo Common Stock, of which 22,943,963 shares were issued and outstanding as of the date hereof and 1,000,000 shares of TriCo Preferred Stock, none of which were issued and outstanding as of the date hereof. The outstanding shares of TriCo Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, and none of the shares of TriCo Common Stock have been issued in violation of the preemptive rights of any Person. As of the date hereof, there are no Rights authorized, issued or outstanding with respect to the capital stock of TriCo, except for shares of TriCo Common Stock issuable pursuant to the TriCo Benefit Plans and by virtue of this Agreement.

(ii) The shares of TriCo Common Stock to be issued in exchange for shares of FNBB Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and the issuance thereof is not subject to any preemptive rights of any Person.

(c) Tri Counties; Subsidiaries.

(i) Tri Counties is duly organized, validly existing and in good standing under the laws of the State of California, licensed as a bank by the DBO and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. The deposit accounts of Tri Counties are insured by the FDIC in the manner and to the maximum extent provided by applicable law and Tri Counties has paid all deposit insurance premiums and assessments required by applicable laws and regulations.

(ii) (A) TriCo owns, directly or indirectly, all the issued and outstanding Equity Securities of Tri Counties and equity securities of each of the Subsidiaries of TriCo listed in the TriCo SEC Reports, (B) no Equity Securities of Tri Counties or any equity securities of TriCo’s other Subsidiaries are or may become required to be issued (other than to TriCo) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which Tri Counties or any other Subsidiary of TriCo is or may be bound to sell or otherwise transfer any of its Equity Securities (other than to TriCo or any of its wholly-owned Subsidiaries) and (D) there are no contracts, commitments, understandings, or arrangements relating to TriCo’s right to vote or to dispose of such Equity Securities and (E) all of the Equity Securities of Tri Counties and equity securities of TriCo’s other Subsidiaries are fully paid and nonassessable and are owned by TriCo, directly or indirectly, free and clear of any Liens.

(d) Corporate Power and Authority. Each of TriCo and Tri Counties has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. TriCo has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction and to cause Tri Counties to consummate the Bank Merger, and Tri Counties has the corporate power and authority to execute, deliver and perform its obligations under the Bank Merger Agreement, in each case, subject to the receipt of all necessary approvals of Governmental Entities and the approval by TriCo’s shareholders of the issuance of TriCo Common Stock in the Merger.

(e) Corporate Action; Enforceability. Subject to the approval of this Agreement and the issuance of the TriCo Common Stock in the Merger by the requisite votes of holders of the outstanding shares of TriCo Common Stock, this Agreement, the Transaction and the Bank Merger Agreement have been authorized by all necessary corporate action by TriCo, the TriCo Board and the Tri Counties Board, as applicable, on or prior to the date hereof, and the TriCo Board has unanimously resolved to recommend that holders of TriCo Common Stock adopt this Agreement and that such matter be submitted for consideration by the holders of TriCo Common Stock at the TriCo Meeting as required by Section 6.02. This Agreement has been duly executed and delivered by TriCo and, assuming due authorization, execution and delivery by FNBB, this Agreement is a valid and legally binding agreement of TriCo enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f) Regulatory Approvals; No Defaults.

(i) No consents or approvals of, or waivers by, or notices to, or filings or registrations with, any Governmental Entity or with any third party are required to be made or obtained by TriCo or any of its Subsidiaries in connection with the execution, delivery or performance by TriCo of this Agreement and by Tri Counties of the Bank Merger Agreement or to consummate the Transaction, except for (A) filings of applications or notices with, and approvals or waivers by, the FRB, the FDIC, the OCC and the DBO, as required, (B) filings with the SEC and state securities authorities, as applicable, in connection with the issuance of TriCo Common Stock in the Merger, (C) approval of the listing of such TriCo Common Stock on the Nasdaq, (D) the filing of (1) the Agreement of Merger with the Secretary of State of the State of California pursuant to the CGCL, and (2) the Bank Merger Agreement with the Secretary of State of the State of California and the DBO pursuant to the CGCL and the CFC and (E) the approval of this Agreement and the Transaction and the issuance of TriCo Common Stock in the Merger by the vote of the holders of the outstanding shares of TriCo’s Common Stock. As of the date hereof, TriCo is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement by TriCo and the Bank Merger Agreement by Tri Counties and the consummation of the Transaction do not and will not (A) constitute a material breach or material violation of, or a material default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, code, ordinance, rule or regulation or any judgment, decree, injunction, order, governmental permit or license, or agreement, indenture or instrument of TriCo or of any of its Subsidiaries or to which TriCo or any of its Subsidiaries or any of their respective assets or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of TriCo or any of its Subsidiaries or (C) require any consent or approval under any such law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit or license, agreement, indenture or instrument.

(g) Financial Reports and SEC Reports; Undisclosed Liabilities; No Material Adverse Effect.

(i) TriCo’s Annual Report on Form 10-K for the year ended December 31, 2016 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2016 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, “TriCo’s SEC Reports”) with the SEC, as of the date filed or to be filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the consolidated statements of financial condition contained in or incorporated by reference into any such SEC Reports (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of TriCo and its Subsidiaries as of its date, and each of the consolidated statements of operations and shareholders’ equity and other comprehensive income (loss) and cash flows or equivalent statements in such SEC Reports (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in shareholders’ equity and other comprehensive income (loss) and cash flows, as the case may be, of TriCo and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein. Each of such financial statements (including any related notes and schedules thereto) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The books and records of TriCo and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(ii) Except as set forth on the unaudited consolidated balance sheet of TriCo dated as of September 30, 2017 and included in TriCo’s SEC Reports filed prior to the date hereof, neither TriCo nor any of its Subsidiaries has any material liability (whether absolute, contingent or accrued or otherwise and whether due or to become due) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, other than liabilities (A) incurred after September 30, 2017 in the ordinary course of business consistent with past practice or (B) incurred pursuant to or provided for in this Agreement.

(iii) Since December 31, 2016, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.04(g) or otherwise), is reasonably likely to have a Material Adverse Effect with respect to TriCo.

(iv) Since December 31, 2016, (A) TriCo and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice, (B) neither TriCo nor any of its Subsidiaries has taken nor permitted or entered into any contract with respect to, or otherwise agreed or committed to do or take, any action that, if taken after the date hereof, would constitute a breach of any of the covenants in Section 4.02 and (C) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.04(g) or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to TriCo.

(h) Legal Proceedings. Section 5.04(h) of TriCo’s Disclosure Schedule lists all litigation, arbitration, claims or other proceedings before any court or Governmental Entity that is pending against TriCo or any of its Subsidiaries as of the date hereof. Except as set forth in Section 5.04(h) of TriCo’s Disclosure Schedule, no litigation, arbitration, claim or other proceeding before any court or Governmental Entity is pending against TriCo or any of its Subsidiaries and, to TriCo’s Knowledge, no such litigation, arbitration, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, arbitration, claim or other proceeding in any such case that, individually or in the aggregate, has or could be reasonably expected to have a Material Adverse Effect with respect to TriCo. Neither TriCo nor any of its Subsidiaries nor any of their respective properties is a party to or subject to any order, judgment, decree or regulatory restrictions that, individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect with respect to TriCo.

(i) No Brokers. No action has been taken by TriCo or its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction, other than a fee payable by TriCo to Stephens, Inc.

(j) Regulatory Matters.

(i) Since December 31, 2013, TriCo and each of its Subsidiaries has duly filed with the appropriate bank regulatory authorities in substantially correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and such reports were in all material respects complete, accurate and in compliance with the requirements of applicable laws and regulations. In connection with the most recent examination of TriCo and each of its Subsidiaries by the appropriate regulatory authorities, neither TriCo nor any of its Subsidiaries was required to correct or change any action, procedure or proceeding which TriCo believes in good faith has not now been corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, would not have a Material Adverse Effect on TriCo.

(ii) Neither TriCo nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor has TriCo or any of its Subsidiaries adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Entity. TriCo and its Subsidiaries have paid all assessments made or imposed by any Governmental Entity.

(iii) Neither TriCo nor any its Subsidiaries has been advised by, and does not have any Knowledge of facts which would reasonably be expected to give rise to an advisory notice by, any Governmental Entity that such Governmental Entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, directive, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission or any request for the adoption of any policy, procedure or board resolution.

(iv) (A) No Governmental Entity has initiated since December 31, 2013 or has pending any proceeding, enforcement action or, to TriCo’s Knowledge, investigation or inquiry into the business, operations, policies, practices or disclosures of TriCo or any of its Subsidiaries (other than normal examinations conducted by a Governmental Entity in the ordinary course of the business of TriCo or the applicable Subsidiary), or, to TriCo’s Knowledge, threatened any of the foregoing, and (B) there is no unresolved violation, criticism, comment or exception by any Governmental Entity with respect to any report or statement relating to any examinations or inspections of TriCo or its Subsidiaries, except in each case in subparagraphs (A) and (B), that did not have a Material Adverse Effect.

(v) TriCo and Tri Counties are “well-capitalized” (as that term is defined at 12 CFR §225.2(r) or the relevant regulation of its primary federal bank regulator). The most recent regulatory rating given to Tri Counties as to compliance with the Community Reinvestment Act is no less than “satisfactory.” Neither TriCo nor Tri Counties has received any notification from a Governmental Entity that their status as “well-capitalized” or “satisfactory”

for Community Reinvestment Act purposes will change within one year, nor does TriCo have Knowledge of any conditions or circumstances that would result in a Community Reinvestment Act rating of less than “satisfactory” or material criticism from regulators with respect to discriminatory lending practices.

(k) Compliance With Laws. Each of TriCo and its Subsidiaries:

(i) is, and at all times since December 31, 2013 has been in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of any Governmental Entity applicable thereto or to their employees conducting such businesses, including, without limitation, Section 23A and 23B of the Federal Reserve Act and FRB and FDIC regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the USA PATRIOT Act, the Electronic Fund Transfer Act and Regulation E of the FRB, all other applicable fair lending laws and other laws relating to discriminatory business practices and Environmental Laws and all posted and internal policies of TriCo and its Subsidiaries related to customer data, privacy and security;

(ii) has, and at all times since December 31, 2013 has had, all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities (and has paid all fees and assessments due and payable in connection therewith) that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to TriCo’s Knowledge, no suspension or cancellation of any of them is threatened; and

(iii) has received no notification or communication from any Governmental Entity (A) asserting that TriCo or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Entity enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to TriCo’s Knowledge, do any grounds for any of the foregoing exist).

(l) Employee Benefit Plans.

(i) All material benefit and compensation plans, contracts, policies or arrangements maintained, contributed to, obligated to be contributed to, or sponsored by TriCo and Tri Counties for the benefit of current or former employees of TriCo and its Subsidiaries and current or former directors or independent contractors of TriCo and its Subsidiaries including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, any pension, retirement, profit sharing, medical, life, accidental death and dismemberment, disability, dental, vision, compensation, severance, termination pay, salary continuation, unemployment, workers’ compensation, vacation, sick pay, paid-time off, retention, employment, consulting, change in control, fringe benefit, deferred compensation, stock option, stock purchase, stock appreciation rights or other stock-based incentive, cafeteria or flexible benefit, adoption or educational assistance, and bonus or other cash-based incentive, or other similar plans, agreements, programs, policies or other arrangements (whether written or oral and whether or not qualified or funded) or any such plan for which TriCo and its Subsidiaries may have any liability including, without limitation, as a result of being deemed a single employer with any entity under Section 4001(b)(1) of ERISA or Section 414 of the Code (collectively, the “TriCo Benefit Plans”), have been provided or made available to FNBB.

(ii) Each TriCo Benefit Plan has been established and administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such TriCo Benefit Plan is maintained.

(iii) Other than as disclosed and identified as such in Section 5.04(l)(iii) of TriCo’s Disclosure Schedule, neither TriCo nor any entity considered to be a single employer with TriCo under Section 4001(b)(1) of ERISA or Section 414 of the Code maintains or contributes to any pension plan subject to Title IV of ERISA, to any multiemployer plan (as defined in 4001(a)(3) of ERISA), or to any TriCo Benefit Plan providing for retiree health and life benefits, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA or under the continuation of coverage provisions of the laws of any state or locality.

(m) Tax Matters. (i) All Tax Returns that are required to be filed on or before the Closing Date (taking into account any extensions of time within which to file that have not expired) by or with respect to TriCo or any of its Subsidiaries have been or will be timely filed on or before the Closing Date, (ii) all such Tax Returns are or will be true, correct and complete in all material respects, (iii) all Taxes due and payable by or with respect to TriCo or any of its Subsidiaries (whether or not shown as due on any Tax Return) have been timely paid in full, (iv) the unpaid Taxes of TriCo and its Subsidiaries did not, as of the date of the most recent financial statements, exceed the reserve for Tax liability set forth on the face of such financial statements and do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of TriCo and its Subsidiaries in filing its Tax Returns, (v) all deficiencies asserted or assessments made as a result of examinations conducted by any taxing authority have been paid in full, (vi) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (v) are currently pending, and (vii) no claim has been made in writing in the past five (5) years by a taxing authority in a jurisdiction where TriCo or any of its Subsidiaries does not already file Tax Returns that TriCo or a Subsidiary is or may be subject to taxation by that jurisdiction. Neither Trico nor any of its Subsidiaries has taken any action or failed to take any action, or is aware of any fact or circumstance, in each case, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. TriCo has made available to FNBB (A) true and correct copies of the U.S. federal and state income tax returns filed by or on behalf of TriCo and its Subsidiaries for the most recent three (3) years and (B) any audit reports by the respective taxing authorities making adjustments to those returns.

(n) Required Vote; Antitakeover Provisions. The affirmative vote of the holders of a majority of the outstanding shares of TriCo Common Stock entitled to vote is necessary to approve this Agreement and the Transaction on behalf of TriCo. No other vote of the shareholders of TriCo is required by law, the TriCo Articles, the TriCo Bylaws, the rules of Nasdaq or otherwise to approve this Agreement, the Bank Merger Agreement and the Transaction.

(o) Ownership of FNBB Common Stock. None of TriCo or any of its Subsidiaries, or to TriCo’s Knowledge, any of its other affiliates or associates (as such terms are defined under the Exchange Act), owns beneficially or of record, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of FNBB Common Stock (other than shares held in a fiduciary capacity that are beneficially owned by third parties, shares held in an index or mutual fund, or as a result of debts previously contracted).

(p) Required Vote; Antitakeover Provisions. No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation under the CGCL or any applicable provisions of the takeover laws of any other state (and any comparable provisions of the TriCo Articles and TriCo Bylaws), apply or will apply to this Agreement, the Bank Merger Agreement or the Transaction.

(q) Disclosure. The representations and warranties contained in this Section 5.04, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.04 not misleading.

(r) No Additional Representations. Except for the representations and warranties made by TriCo in this Section 5.04 and as Previously Disclosed, neither TriCo nor any other Person makes any express or implied representation or warranty with respect to TriCo, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and TriCo hereby expressly disclaims any such other representations or warranties.

ARTICLE VI

COVENANTS

6.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of FNBB and TriCo agrees to use its commercially reasonable best efforts in good faith, and to cause their respective Subsidiaries to use their commercially reasonable best efforts in good faith, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Transaction as promptly as practicable and otherwise to enable consummation of the Transaction, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other party hereto to that end.

6.02 Shareholder Approval.

(a) FNBB agrees to take, in accordance with applicable law and the FNBB Articles and the FNBB Bylaws, all action necessary to convene as soon as reasonably practicable after the Registration Statement becomes effective, a special meeting of its shareholders to consider and vote upon the approval of this Agreement, including the Merger, and any other matters required to be approved by FNBB’s shareholders for consummation of the Transaction (including any adjournment or postponement, the “FNBB Meeting”). Except with the prior approval of TriCo, no other matters shall be submitted for the approval of the FNBB shareholders at the FNBB Meeting. Subject to Section 6.02(b), the FNBB Board shall at all times prior to and during such FNBB Meeting recommend such approval and shall take all reasonable lawful action to solicit such approval by its shareholders and shall not (x) withdraw, modify or qualify in any manner adverse to TriCo such recommendation or (y) take any other action or make any other public statement in connection with the FNBB Meeting inconsistent with such recommendation (collectively, a “Change in Recommendation”), except as and to the extent permitted by Section 6.02(b). Notwithstanding any Change in Recommendation, this Agreement shall be submitted to the shareholders of FNBB at the FNBB Meeting for the purpose of approving the Agreement and any other matters required to be approved by FNBB’s shareholders for consummation of the Transaction. In addition to the foregoing, FNBB shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger. FNBB hereby acknowledges its obligation to submit this Agreement to its shareholders at the FNBB Meeting as provided in this Section 6.02(a).

(b) Notwithstanding the foregoing, FNBB and the FNBB Board shall be permitted to effect a Change in Recommendation if and only to the extent that:

(i) FNBB shall have complied in all material respects with Section 6.07;

(ii) the FNBB Board, after consulting with its outside counsel and financial advisor, shall have determined in good faith that failure to do so would result in a breach of its fiduciary duties under applicable law; and

(iii) if the FNBB Board intends to effect a Change in Recommendation following receipt of an Acquisition Proposal, (A) the FNBB Board shall have concluded in good faith, after giving effect to all of the adjustments which may be offered by TriCo pursuant to clause (C) below, that such Acquisition Proposal constitutes a Superior Proposal, (B) FNBB shall notify TriCo, at least five (5) Business Days in advance, of its intention to effect a Change in Recommendation in response to such Superior Proposal (including the identity of the party making such Acquisition Proposal) and furnish to TriCo all the material terms and conditions of such proposal, and (C) prior to effecting such a Change in Recommendation, FNBB shall, and shall cause its financial and legal advisors to, during the period following FNBB’s delivery of the notice referred to in clause (B) above, negotiate with TriCo in good faith for a period of up to five (5) Business Days (to the extent TriCo desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

It is understood that and agreed that any amendment or modification to the financial or other material terms of the Acquisition Proposal giving rise to the FNBB’s notice of a Superior Proposal shall constitute a new Acquisition Proposal giving rise to a new obligation to provide notice and a new five (5) Business Day response period for TriCo, consequently extending the periods referenced in Sections 6.02(b)(iii) above.

(c) TriCo agrees to take, in accordance with applicable law and the TriCo Articles and TriCo Bylaws, all action necessary to convene as soon as reasonably practicable after the Registration Statement becomes effective, a meeting of its shareholders to consider and vote upon the approval of this Agreement, the Merger and the issuance of the TriCo Common Stock in the Merger and any other matters required to be approved by TriCo’s shareholders for consummation of the Transaction (including any adjournment or postponement, the “TriCo Meeting”). The TriCo Board shall at all times prior to and during the TriCo Meeting recommend approval of this Agreement, the Merger and the issuance of the TriCo Common Stock in the Merger and any other matters required to be approved by TriCo’s shareholders for consummation of the Transaction contemplated hereby and shall take all reasonable lawful action to solicit such approval by its shareholders.

(d) FNBB and TriCo shall cooperate to schedule and convene the FNBB Meeting and the TriCo Meeting on the same date.

6.03 Registration Statement.

(a) TriCo agrees to prepare a registration statement on Form S-4 or other applicable form (the “Registration Statement”) to be filed by TriCo with the SEC in connection with the issuance of the shares of TriCo Common Stock to the FNBB shareholders as the Merger Consideration in the Merger (including the joint proxy statement for the TriCo Meeting and the FNBB Meeting and prospectus and other proxy solicitation materials of TriCo and FNBB constituting a part thereof (the “Proxy Statement”) and all related documents). FNBB shall prepare and furnish such information relating to it, its Subsidiaries and their respective directors, officers and shareholders as may be reasonably required in connection with the above referenced documents based on its knowledge of and access to the information required for said documents, and FNBB, and its legal, financial and accounting advisors, shall have the right to review in advance and comment on such Registration Statement prior to its filing and on any amendments or supplements thereto and any written communications with the SEC in connection therewith. FNBB agrees to cooperate with TriCo and TriCo’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Registration Statement and the Proxy Statement. TriCo shall use its commercially reasonable best efforts to file, or cause to be filed, the Registration Statement with the SEC within forty-five (45) days of the date of this Agreement or as promptly as reasonably practicable thereafter. Each of FNBB and TriCo agrees to use its commercially reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. TriCo also agrees to use its commercially reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. After the Registration Statement is declared effective under the Securities Act, FNBB and TriCo shall promptly mail at each party’s own expense the Proxy Statement to all of their respective shareholders.

(b) Each of FNBB and TriCo agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto shall, at the date(s) of mailing to FNBB’s and TriCo’s respective shareholders and at the time(s) of the FNBB Meeting and the TriCo Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of FNBB and TriCo further agrees that if such party shall become aware prior to the date of effectiveness of the Registration Statement of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement.

(c) TriCo agrees to advise FNBB promptly in writing after TriCo receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of TriCo Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent TriCo is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

6.04 Regulatory Filings.

(a) Each of TriCo and FNBB and their respective Subsidiaries shall cooperate and use their respective commercially reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all Governmental Entities necessary to consummate the Transaction; and TriCo shall use its commercially reasonable best efforts to make any initial application filings with Governmental Entities within thirty (30) days of the date of this Agreement or as promptly as reasonably practicable thereafter. Each of TriCo and FNBB shall have the right to review in advance, and to the extent practicable, each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all written information submitted to any Governmental Entity in connection with the Transaction. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other party hereto with respect to the obtaining of all permits, consents, approvals, waivers and authorizations of all Governmental Entities necessary or advisable to consummate the Transaction, and each party shall keep the other party apprised of the status of material matters relating to completion of the Transaction. Each party hereto further agrees to provide the other party with a copy of all correspondence to or from any Governmental Entity in connection with the Transaction, provided that TriCo shall not be required to provide FNBB with confidential portions of any filing with a Governmental Entity if such provision would violate applicable laws relating to the exchange of information.

(b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of their Subsidiaries to any Governmental Entity.

6.05 Press Releases. FNBB and TriCo shall consult with each other before issuing any press release or public statement with respect to the Transaction or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld, delayed or conditioned; provided, however, that TriCo or FNBB may, without the prior consent of the other party (but after such consultation, to the extent practicable under the circumstances), issue such press release or make such public statements as may, upon the advice of outside counsel, be required by law or the rules or regulations of the SEC or Nasdaq. FNBB and TriCo shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Transaction as reasonably requested by the other party.

6.06 Access; Information.

(a) FNBB agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford TriCo and TriCo’s officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, minutes and records of the FNBB Board, the First National Bank Board and their respective committees, Tax Returns and work papers of independent auditors), systems, properties, personnel and advisors of FNBB and its Subsidiaries and to such other information relating to FNBB and its Subsidiaries as TriCo may reasonably request, provided that TriCo shall coordinate any and all meetings with FNBB personnel with one or more designated representatives of FNBB, and, during such period, FNBB shall furnish promptly to TriCo (i) a copy of each report, schedule, registration statement and other document filed or received during such period pursuant to the requirements of federal or state banking, lending, securities, consumer finance or privacy laws and (ii) all other information concerning the business, properties and personnel of FNBB and its Subsidiaries as TriCo may reasonably request. Notwithstanding the foregoing, FNBB shall not be required to provide access to or disclose information (x) included in any communications, memoranda or work product prepared by advisors to FNBB, or confidential reports, documents or minutes of meetings of the FNBB Board, its committees or its management personnel, or similar materials to the extent directly or indirectly substantially related to or prepared in connection with the Transaction and the rights and obligations of FNBB under this Agreement, or (y) where such access or disclosure would jeopardize the attorney-client privilege of FNBB or any other Person in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or agreement entered into prior to the date of this Agreement, provided that in any such event, FNBB will cooperate in good faith with TriCo to make reasonably appropriate substitute disclosure arrangements.

(b) During the period from the date of this Agreement to the Effective Time, FNBB shall, upon the request of TriCo, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of TriCo regarding its consolidated financial condition, operations and business and matters relating to the completion of the Transaction. Subject to applicable law, as soon as reasonably available, but in no event more than thirty (30) days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending December 31), FNBB will deliver to TriCo its unaudited consolidated balance sheet and consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows, without related notes, for such quarter prepared in accordance with GAAP, and, as soon as reasonably available, but in no event more than forty (40) days after the end of each fiscal year, FNBB will deliver to TriCo its unaudited consolidated balance sheet and consolidated statements of income, changes in shareholders’ equity and comprehensive income and cash flows for such year prepared in accordance with GAAP. Subject to applicable law, within fifteen (15) days after the end of each month, FNBB will deliver to TriCo an unaudited consolidated balance sheet and consolidated statements of income, without related notes, for such month prepared in accordance with GAAP.

(c) During the period from the date of this Agreement to the Effective Time, TriCo shall, upon the request of FNBB, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of FNBB regarding its consolidated financial condition, operations and business and matters relating to the completion of the Transaction. Subject to applicable law, as soon as reasonably available, but in no event more than thirty (30)days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending December 31), TriCo will deliver to FNBB its unaudited consolidated balance sheet and consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows, without related notes, for such quarter prepared in accordance with GAAP, and, as soon as reasonably available, but in no event more than forty (40) days after the end of each fiscal year, TriCo will deliver to FNBB its unaudited consolidated balance sheet and consolidated statements of income, changes in shareholders’ equity and comprehensive income and cash flows for such year prepared in accordance with GAAP. Subject to applicable law, within fifteen (15) days after the end of each month, TriCo will deliver to FNBB an unaudited consolidated balance sheet and consolidated statements of income, without related notes, for such month prepared in accordance with GAAP.

(d) All information furnished by FNBB pursuant to this Section 6.06 shall be subject to the provisions of the Non-Disclosure Agreement, dated as of August 18, 2017 by and between TriCo and FNBB and all information furnished by TriCo pursuant to this Section 6.06 shall be subject to the provisions of the Non-Disclosure Agreement, dated as of October 18, 2017 by and between TriCo and FNBB (such agreements, the “Confidentiality Agreements”).

(e) No investigation by any of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.

6.07 No Solicitation; Acquisition Proposals.

(a) FNBB agrees that it shall, and shall direct and use its reasonable best efforts to cause its affiliates, directors, officers, employees, agents and representatives (including, without limitation, any investment banker, financial advisor, attorney, accountant or other representative retained by it) (all of the foregoing, collectively, “Representatives”) to, immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to the possibility or consideration of any Acquisition Proposal, and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal, including by requesting the other party to promptly return or destroy any confidential information previously furnished by or on behalf of FNBB or any of its Subsidiaries thereunder and by specifically enforcing the terms thereof in a court of competent jurisdiction. From the date of this Agreement through the Effective Time, neither FNBB nor any of its Subsidiaries shall, and shall cause their respective directors, officers or employees or any Representative retained by them not to, directly or indirectly through another Person, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) provide any confidential information or data to any Person relating to any Acquisition Proposal, (iii) participate in any discussions or negotiations regarding any Acquisition Proposal, (iv) waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligations of any Person other than TriCo or its Affiliates, (v) approve or recommend, propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose to do any of the foregoing, or (vi) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal; provided, however, that prior to the date of the FNBB Meeting, if the FNBB Board determines in good faith, after consulting with its outside legal and financial advisors, that the failure to do so would breach, or would reasonably be expected to result in a breach of, the FNBB Board’s fiduciary duties under applicable law, FNBB may, in response to a bona fide, written Acquisition Proposal not solicited in violation of this Section 6.07(a) that the FNBB Board determines in good faith constitutes a Superior Proposal, subject to providing two (2) Business Days prior written notice of its decision to take such action to TriCo and identifying the Person making the proposal and all the material terms and conditions of such proposal and compliance with Section 6.07(b), (1) furnish information with respect to itself to any Person making such a Superior Proposal pursuant to a customary confidentiality agreement (as determined by FNBB after consultation with its outside counsel) on terms no more favorable to such Person than the terms contained in the Confidentiality Agreement are to TriCo, and (2) participate in discussions or negotiations regarding such a Superior Proposal. For purposes of this Agreement, the term “Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice or disclosure of an intention to do any of the foregoing from any Person relating to any (w) direct or indirect acquisition or purchase of a business that constitutes 10% or more of the total revenues, net income, assets or deposits of FNBB and its Subsidiaries taken as a whole, (x) direct or indirect acquisition or purchase of any class of Equity Securities representing 10% or more of the voting power of FNBB or First National Bank, (y) tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of Equity Securities of FNBB or First National Bank or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving FNBB or First National Bank, other than the Transaction contemplated by this Agreement. For purposes of this Agreement, the term “Superior Proposal” means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of FNBB Common Stock then outstanding or all or substantially all of FNBB’s consolidated assets, which the FNBB Board determines in good faith, after taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), and after consulting with FNBB’s financial advisor (which shall be a recognized investment banking firm) and outside counsel, (i) is more favorable from a financial point of view to its shareholders than the Transaction, (ii) is reasonably likely to be consummated on the terms set forth, and (iii) for which financing, to the extent required, is then committed or which, in the good faith judgment of the FNBB Board, is reasonably likely to be obtained by such third party.

(b) In addition to the obligations of FNBB set forth in Section 6.07(a), FNBB shall promptly (within 24 hours) advise TriCo orally and in writing of its receipt of any Acquisition Proposal and keep TriCo reasonably informed, on a current basis, of the continuing status thereof, including the material terms and conditions thereof and any material changes thereto, and shall contemporaneously provide to TriCo all materials provided to or made available to any third party pursuant to this Section 6.07 which were not previously provided to TriCo.

(c) FNBB agrees that any violation of the restrictions set forth in this Section 6.07 by any Representative of FNBB or its Subsidiaries shall be deemed a breach of this Section 6.07 by FNBB.

(d) Nothing contained in this Agreement shall prevent FNBB or the FNBB Board from complying with Rules 14d-9 and 14e-2 under the Exchange Act with respect to an Acquisition Proposal.

(e) The parties hereto agree that irreparable damage would occur in the event any of the restrictions set forth in Section 6.07(a) were violated by FNBB, its Subsidiaries or any Representative of FNBB or its Subsidiaries. It is accordingly agreed that TriCo shall be entitled to an injunction or injunctions to prevent breaches of Section 6.07 and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which TriCo is entitled at law or in equity. In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, TriCo shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

6.08 Certain Policies. Prior to the Effective Date, upon the request of TriCo, FNBB shall, and shall cause its Subsidiaries to, consistent with GAAP and applicable banking laws and regulations, use their commercially reasonable best efforts to modify or change their Loan, OREO, accrual, reserve, Tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of TriCo; provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Section 7.01(b); and further provided that in any event, no such modification or change made by FNBB or any of its Subsidiaries pursuant to this Section 6.08 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of FNBB or its management with any such adjustments.

6.09 Nasdaq Listing. TriCo shall, as promptly as practicable, file all documents, take all actions reasonably necessary and otherwise use its commercially reasonable best efforts to list, prior to the Effective Date, on the Nasdaq the shares of TriCo Common Stock to be issued to the FNBB shareholders as the Merger Consideration.

6.10 Indemnification.

(a) From and after the Effective Time through the sixth (6th) anniversary of the Effective Time, TriCo and the Surviving Corporation (each an “Indemnifying Party”) shall indemnify and hold harmless each present and former director, officer and employee of FNBB or First National Bank, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of FNBB or any FNBB Subsidiary or is or was serving at the request of FNBB or any FNBB Subsidiary as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including, without limitation, matters related to the negotiation, execution and performance of this Agreement or consummation of the Transaction, to the fullest extent which such Indemnified Parties would be entitled under the FNBB Articles and the FNBB Bylaws or, as applicable, the First National Bank Articles and the First National Bank Bylaws or any agreement, arrangement or understanding which has been set forth in Section 6.10 of FNBB’s Disclosure Schedule, in each case as in effect on the date hereof. TriCo shall also cause the Surviving Corporation to advance expenses as incurred by such Indemnified Parties to the same extent as such persons are entitled to advancement of expenses as of the date of this Agreement by FNBB pursuant to the FNBB Articles and the FNBB Bylaws or, as applicable, the First National Bank Articles or the First National Bank Bylaws or any agreement, arrangement or understanding which has been set forth in Section 6.10 of FNBB’s Disclosure Schedule, in each case as in effect on the date hereof.

(b) Any Indemnified Party wishing to claim indemnification under this Section 6.10, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties that make joint representation inappropriate, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless the Indemnified Parties have conflicts of interest), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent, which shall not be unreasonably withheld, delayed or conditioned and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine by final, non-appealable written order that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

(c) TriCo (and the Surviving Corporation) shall maintain FNBB’s existing directors’ and officers’ liability insurance policy (or provide a policy providing comparable coverage and amounts on terms no less favorable to the persons currently covered by FNBB’s existing policy, including TriCo’s existing policy if it meets the foregoing standard) covering persons who are currently covered by such insurance for a period of six (6) years after the Effective Time; provided, however, that in no event shall TriCo be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 6.10(c), an amount in excess of two hundred percent (200%) of the annual premiums paid by FNBB as of the date hereof for such insurance (“Maximum Insurance Amount”); provided further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Insurance Amount, TriCo shall obtain the most advantageous coverage obtainable for an annual premium equal to the Maximum Insurance Amount.

(d) If TriCo or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of TriCo shall assume the obligations set forth in this Section 6.10.

(e) The provisions of this Section 6.10 are (i) intended to be for the benefit of, and will be enforceable by, each Indemnified Party and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

6.11 Benefit Plans.

(a) As soon as administratively practicable after the Effective Time, TriCo shall take all reasonable action so that employees of FNBB and its Subsidiaries shall be entitled to participate in each TriCo Benefit Plan of general applicability to the same extent as similarly-situated employees of TriCo and its Subsidiaries (it being understood that inclusion of the employees of FNBB and its Subsidiaries in the TriCo Benefit Plans may occur at different times with respect to different plans), provided that coverage shall be continued under the corresponding Benefit Plans of FNBB and its Subsidiaries until such employees are permitted to participate in the TriCo Benefit Plans and provided further, however, that nothing contained herein shall require TriCo or any of its Subsidiaries to make any grants to any former employee of FNBB and its Subsidiaries under any discretionary equity compensation plan of TriCo. TriCo shall cause each TriCo Benefit Plan in which employees of FNBB and its Subsidiaries are eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes (but not for accrual of pension benefits, if applicable) under the TriCo Benefit Plans, the service of such employees with FNBB and its Subsidiaries to the same extent as such service was credited for such purpose by FNBB and its Subsidiaries, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or to the extent not otherwise permissible under the terms of a TriCo Benefit Plan, provide further, that an employee’s eligibility to participate will be governed by the eligibility criteria of the particular TriCo Benefit Plan. Nothing herein shall limit the ability of TriCo to amend or terminate any of the TriCo Benefit Plans or the FNBB Benefit Plans in accordance with their terms at any time.

(b) At and following the Effective Time, TriCo shall honor, and the Surviving Corporation shall continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of FNBB and its Subsidiaries and current and former directors of FNBB and its Subsidiaries existing as of the Effective Date, as well as all bonus, deferred compensation, supplemental retirement plan, salary continuation, severance, termination, change in control and other existing plans and policies of FNBB and its Subsidiaries to the extent that each of the foregoing are Previously Disclosed.

(c) At such time as employees of FNBB and its Subsidiaries become eligible to participate in a medical, dental, health, life or disability plan of TriCo or its Subsidiaries, TriCo shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of TriCo, (ii) provide full credit under medical, health and dental plans for any deductibles, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under a corresponding FNBB Benefit Plan prior to the Effective Time, provided, however, that such waiver shall not be required to the extent that such waiver would result in a duplication of benefits or to the extent not otherwise permissible under the terms of a contract insuring benefits under the TriCo Benefit Plans.

(d) Those employees of FNBB and its Subsidiaries (i) who are not offered employment by TriCo or its Subsidiaries following the Effective Time, who are not a party to an employment agreement or otherwise entitled to an existing severance package, change in control benefit or payments under any salary continuation plan, and who sign and deliver (and do not revoke) a termination and release agreement in a form acceptable to TriCo within forty-five (45) days of the Effective Time or (ii) who are terminated by TriCo without cause prior to the first anniversary of the Effective Time and deliver (and do not revoke) a termination and release agreement in a form acceptable to TriCo within forty-five (45) days of termination, shall be entitled to receive a single lump sum payment of severance in an amount and in accordance with the terms of the severance policy set forth in Section 6.11(d) of FNBB’s Disclosure Schedule. If FNBB or any of its Subsidiaries has any other severance pay plan or arrangement, then any amounts paid pursuant to that plan or arrangement shall reduce the amount that the employee will receive under this Section 6.11(d) and in no event shall there be any duplication of severance pay. Nothing contained in this Section 6.11(d) hereof shall be construed or interpreted to limit or modify in any way TriCo’s or its Subsidiaries’ at will employment policy or provide any third party beneficiary rights to employees of FNBB or any of its Subsidiaries. In no event shall severance pay be taken into account in determining the amount of any other benefit (including but not limited to, an individual’s benefit under any retirement plan or policy). For purposes of this Section 6.11(d), “cause” shall mean the employee’s personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, failure to comply with any valid and legal directive of TriCo, Tri Counties, FNBB and/or First National Bank failure to perform stated duties, violation of any law, rule or regulation (other than traffic violations or similar offenses) or order of any Governmental Entity.

(e) Prior to the Closing, FNBB shall have paid into the FNB Bancorp Savings Plan (the “FNBB Retirement Plan”) all discretionary employer contributions, including any employer matching contributions, profit sharing contributions or other non-elective contributions. Prior to the Closing, FNBB shall (i) adopt written resolutions (or take such other necessary or appropriate action), in form and substance reasonably acceptable to TriCo, to terminate the FNBB Retirement Plan in compliance with its terms and requirements of applicable law, effective no later than the Business Day preceding the Closing Date and (ii) provide for full vesting of all non-elective contributions under the FNBB Retirement Plan for all participants who currently maintain an account under the FNBB Retirement Plan, such termination and vesting to be effective no later than the Business Day preceding the Closing Date. FNBB shall provide TriCo with evidence of the termination of the FNBB Retirement Plan.

(f) Prior to December 31, 2017, FNBB shall freeze or amend each FNBB NQDP to close such plans to new participants and so that no participant may make any contribution after December 31, 2017.

(g) Each of FNBB and TriCo acknowledges and agrees that all provisions contained within this Section 6.11 with respect to Employees are included for the sole benefit of FNBB and nothing contained in this Section 6.11 shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.11. Nothing contained herein (i) shall be construed to establish, amend or modify any benefit plan, program or arrangement or (ii) alter or limit the ability of TriCo to amend, modify or terminate any benefit plan, program or arrangement at any time established, sponsored or maintained by TriCo or any of its Subsidiaries. Each of FNBB and TriCo agrees that the terms of this Section 6.11 do not and shall not create any right in any Person to continued employment with FNBB, TriCo or any of their respective Subsidiaries or to any compensation or benefit.

6.12 Appointment of Directors. TriCo agrees to take all action necessary to appoint or elect, effective as of the Effective Time, two individuals servings as directors of FNBB on the date of this Agreement, each of whom shall be mutually agreeable to TriCo and FNBB, as directors of each of TriCo and Tri Counties. Each individual shall serve until the first annual meeting of shareholders of TriCo following the Effective Time. Subject to the fiduciary duties of the TriCo Board, TriCo shall include such individuals on the list of nominees for director presented by the TriCo Board and for which the TriCo Board shall solicit proxies at the first annual meeting of shareholders of TriCo following the Effective Time.

6.13 Notification of Certain Matters. Each of FNBB and TriCo shall give prompt written notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a failure of any of the conditions provided for in Article VII.

6.14 Estoppel Letters. FNBB shall use its commercially reasonable efforts to obtain and deliver to TriCo at the Closing with respect to the real estate leased by FNBB or a FNBB Subsidiary, an estoppel letter from each of its lessors dated as of the Closing in substantially the form of Exhibit D attached hereto or such other form as may be reasonably acceptable to TriCo.

6.15 Antitakeover Statutes. Each of TriCo and FNBB and their respective Boards of Directors shall, if any state antitakeover statute or similar statute becomes applicable to this Agreement and the Transaction, take all action reasonably necessary to ensure that the Transaction may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement and the Transaction.

6.16 Consents. FNBB shall, and shall cause its Subsidiaries to, use their commercially reasonable best efforts to obtain all consents, approvals, waivers, non-objections and to deliver any notices required pursuant to the terms of the Material Contracts as a result of the Transaction.

6.17 Exemption from Liability Under Section 16(b). Prior to the Effective Time, each of TriCo and FNBB shall take all steps as may be necessary or appropriate to cause any disposition of shares of FNBB Common Stock or conversion of any derivative securities in respect of such shares of FNBB Common Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.18 Federal Home Loan Bank Borrowings. FNBB shall cooperate with TriCo to effect the discharge of FNBB’s borrowings from the FHLB prior to the Effective Time.

6.19 Shareholder Litigation and Protests. FNBB shall promptly advise TriCo orally and in writing of any shareholder litigation or community-based protests against FNBB or its directors relating to this Agreement, the Merger, the Bank Merger or any of the other transactions contemplated hereby and shall keep TriCo fully informed regarding any such shareholder litigation or protests, including providing all relevant documentation. FNBB shall consult with TriCo and give good faith consideration of its comments and advice and give TriCo the opportunity to participate in the defense or settlement of any such litigation, provided that TriCo shall pay its own expenses, subject to applicable law. No settlement in connection with such litigation or protests shall be agreed to without TriCo’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

6.20 Closing Financial Statements. At least five (5) Business Days prior to the Effective Time of the Merger, FNBB shall provide TriCo with FNBB’s unaudited consolidated balance sheet and results of operations presenting the financial condition of FNBB and its Subsidiaries as of the close of business on the last day of the last month ended prior to the Effective Time of the Merger and for the period beginning on the first date of the then-current fiscal year through the close of business on the last day of the last month ended prior to the Effective Time of the Merger (the “Closing Financial Statements”); provided, however, that if the Effective Time of the Merger occurs on or before the fifth (5th) Business Day of the month, the Closing Financial Statements shall instead be as of and through the end of the second (2nd) month immediately preceding the Effective Time. The Closing Financial Statements shall be prepared in accordance with GAAP (excluding notes) and regulatory accounting principles and other applicable legal and accounting requirements, and shall reflect all period-end accruals and other adjustments, subject to the other requirements of this Agreement and shall also reflect accruals for all fees and expenses incurred or expected to be incurred in connection with the transactions contemplated in this Agreement (whether or not doing so is in accordance with GAAP). The Closing Financial Statements shall be accompanied by a certificate of FNBB’s Chief Financial Officer to the effect that such financial statements meet the requirements of this Section 6.20. On the Closing Date, FNBB’s Chief Financial Officer, shall deliver to TriCo a certificate, dated as of the Effective Date, to the effect that such financial statements continue to reflect accurately, as of the date of the certificate, the financial condition of FNBB in all material respects and the requirements of this Section 6.20.

6.21 Customer Notices. On and after the later of the date of receipt of all regulatory approvals required to consummate the Transaction (disregarding any statutory waiting periods) and the date of receipt of approval of the Merger Agreement, including the Merger, the Bank Merger and the transactions contemplated thereby by FNBB shareholders, FNBB and First National Bank shall permit TriCo and Tri Counties to provide one or more written notices (which may be joint notices from First National Bank and Tri Counties) to customers of FNBB and First National Bank describing the proposed Merger and the Bank Merger, the effect on customers, planned transition procedures and similar information. FNBB shall have the right to review and approve the substance any such communications, provided that FNBB shall not unreasonably withhold, delay or condition its approval.

6.22 Professional Fees and Expenses. FNBB shall cause final bills (or estimated final bills through the Effective Time) for all fees and expenses for services rendered by accounting, investment banking, legal, tax and other advisors to FNBB to be submitted to FNBB at least five (5) Business Days prior to the Closing Date and shall provide copies of all such bills or estimates to TriCo. FNBB shall pay all such final bills or estimated final bills prior to the Effective Time.

6.23 Shareholder Agreements. Each Shareholder shall execute and deliver to TriCo simultaneously with the execution of this Agreement or at such time as the parties may otherwise agree, a Shareholder Agreement.

6.24 Change in Control Payments. FNBB shall pay, immediately prior to the Effective Time, all amounts due and owing to FNBB officers pursuant to a contract, arrangement, commitment, or understanding between FNBB and each such officer including, without limitation payments under FNBB management continuity agreements (each, a “Change in Control Payment”).

6.25 Sale of Certain OREO. FNBB shall use its commercially reasonable efforts to cause First National Bank to sell or transfer, prior to the Effective Time, the OREO listed on Section 6.25 of FNBB’s Disclosure Schedule to a purchaser that is not an Affiliate of FNBB.

6.26 Tax Treatment. The Merger contemplated by this Agreement is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code and this Agreement is hereby adopted as a “plan of reorganization” within the meaning of the Treasury Regulations promulgated under Section 368 of the Code. Until the Closing, each party to this Agreement shall use its commercially reasonable efforts to cause the Merger to so qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action not to be taken, which action or failure to act could prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a).

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Closing of each of the following conditions:

(a) Shareholder Approvals. The holders of outstanding shares of FNBB Common Stock and the holders of outstanding shares of TriCo Common Stock shall have duly approved this Agreement and the transactions contemplated hereby, including the Merger and, in the case of TriCo, the issuance of shares of TriCo Common Stock in the Merger, in each by the requisite vote of such holders.

(b) Regulatory Approvals. All regulatory approvals required to consummate the Merger shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements (other than conditions or requirements related to remedial actions) which the TriCo Board reasonably determines in good faith, after consultation with FNBB, would, individually or in the aggregate, materially reduce the economic benefits of the Transaction to such a degree that TriCo would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

(c) No Injunction. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order which is in effect and prohibits consummation of the Transaction.

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

(e) Listing. The shares of TriCo Common Stock to be issued to the FNBB shareholders as the Merger Consideration shall have been approved for listing on Nasdaq.

(f) Tax Opinion. Each of TriCo and FNBB shall have received the written opinion of Sheppard, Mullin, Richter & Hampton LLP, in form and substance reasonably satisfactory to both FNBB and TriCo, dated as of the Effective Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering any such opinion, such counsel may require and rely upon representations and covenants, including those contained in certificates of officers of TriCo, FNBB and others, reasonably satisfactory in form and substance to such counsel and FNBB’s counsel.

7.02 Conditions to Obligation of FNBB. The obligation of FNBB to consummate the Merger is also subject to the fulfillment or written waiver by FNBB prior to the Closing of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of TriCo set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date hereof and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date hereof or some other date shall be true and correct as of such date), and FNBB shall have received a certificate, dated the Effective Date, signed on behalf of TriCo by the Chief Executive Officer and the Chief Financial Officer of TriCo to such effect.

(b) Performance of Obligations of TriCo. TriCo shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and FNBB shall have received a certificate, dated the Effective Date, signed on behalf of TriCo by the Chief Executive Officer and the Chief Financial Officer of TriCo to such effect.

(c) Other Actions. TriCo shall have furnished FNBB with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.02 as FNBB may reasonably request.

7.03 Conditions to Obligation of TriCo. The obligation of TriCo to consummate the Merger is also subject to the fulfillment or written waiver by TriCo prior to the Closing of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of FNBB set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date hereof and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date hereof or some other date shall be true and correct as of such date), and TriCo shall have received a certificate, dated the Effective Date, signed on behalf of FNBB by the Chief Executive Officer and the Chief Financial Officer of FNBB to such effect.

(b) Performance of Obligations of FNBB. FNBB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and TriCo shall have received a certificate, dated the Effective Date, signed on behalf of FNBB by the Chief Executive Officer and the Chief Financial Officer of FNBB to such effect.

(c) Minimum Tangible Common Equity. (i) As of the last day of the month reflected in the Closing Financial Statements, FNBB shall have Tangible Common Equity equal to at least $119,000,000 and (ii) FNBB shall have delivered the certificates the Chief Financial Officer of FNBB contemplated by Section 6.20.

(d) Bank Merger. All regulatory approvals required to consummate the Bank Merger, including, without limitation, the approval of the DBO, the FDIC and FRB, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated. No order, injunction or decree issued by any Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Bank Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the consummation of the Bank Merger.

(e) 280G Opinion. FNBB shall have delivered to TriCo the written confirmation, to be dated as of a date not earlier than five (5) Business Days prior to the Closing Date, of VP Tax, Inc., or another nationally recognized accounting firm reasonably acceptable to TriCo, that no agreement, contract or arrangement to which any employee of FNBB is a party will result in the payment of any amount that would not be deductible by reason of Section 280G of the Code, as determined without regard to Section 280G(b)(4) of the Code.

(f) Agreements and Acknowledgments of Shareholders. TriCo shall have received Shareholder Agreements executed and delivered by each of the Shareholders as contemplated by Section 6.23, each of which shall remain in full force and effect. The Shareholders shall have performed in all material respects all obligations required to be performed by them under the Shareholder Agreements. The Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer, and Chief Credit Officer of FNBB shall have delivered to TriCo an executed acknowledgment in the form of Exhibit E.

(g) Other Actions. FNBB shall have furnished TriCo with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.03 as TriCo may reasonably request.

ARTICLE VIII

TERMINATION

8.01 Termination. This Agreement may be terminated, and the Transaction may be abandoned, at any time prior to the Effective Time:

(a) Mutual Consent. By the mutual written consent of TriCo and FNBB.

(b) Breach. Provided that the terminating party is not then in material breach of any representation, warranty, covenant or agreement contained herein, by TriCo or FNBB in the event of a breach by the other party of any representation, warranty, covenant or agreement contained herein, which breach (i) cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach and (ii) would entitle the non-breaching party not to consummate the Transaction contemplated hereby under Section 7.02(a) or (b) or 7.03(a) or (b), as the case may be.

(c) Delay. By TriCo or FNBB in the event the Merger is not consummated by September 30, 2018, except to the extent that the failure of the Merger to be consummated by such date shall be due to (i) the failure of the party seeking to terminate pursuant to this Section 8.01(c) to perform or observe the covenants and agreements of such party set forth in this Agreement or (ii) the failure of any of the Shareholders (if FNBB is the party seeking to terminate) to perform or observe their respective covenants and agreements under the relevant Shareholder Agreement.

(d) No Regulatory Approval. By TriCo or FNBB in the event the approval of any Governmental Entity required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final non-appealable action of such Governmental Entity, or any Governmental Entity shall have issued a final, non-appealable injunction permanently enjoining or otherwise prohibiting the consummation of the Merger and the other transactions contemplated by this Agreement, or an application therefor shall have been permanently withdrawn at the formal or informal request of a Governmental Entity, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.01(d) if such denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants of such party under this Agreement.

(e) No Shareholder Approval. By TriCo or FNBB if (i) the approval of the shareholders of FNBB contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the FNBB Meeting or at any adjournment or postponement thereof or (ii) the approvals of the shareholders of TriCo contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the TriCo Meeting or at any adjournment or postponement thereof, provided, however, that no party may terminate this Agreement pursuant to this Section 8.01(e) if such party has breached in any material respect any of its obligations under this Agreement, in each case in a manner that caused the failure to obtain the requisite approval of the shareholders of FNBB at the FNBB Meeting, or at any adjournment or postponement thereof, or the requisite approval of the shareholders of TriCo at the TriCo Meeting, or at any adjournment or postponement thereof, as the case may be.

(f) Failure to Recommend; Etc. By TriCo if, at any time before the requisite vote of the shareholders of FNBB contemplated by this Agreement is obtained, (i) FNBB shall have materially breached the provisions of Section 6.07, (ii) the FNBB Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or qualified (or discloses its intention to withdraw or modify or qualify) such recommendation in a manner adverse in any respect to the interests of TriCo, (iii) the FNBB

Board effects a permissible Change in Recommendation in accordance with Section 6.02(b), (iv) FNBB shall have materially breached its obligations under Section 6.02 by failing to call, give notice of, convene and hold the FNBB Meeting in accordance with Section 6.02 or (v) at any time after the end of five (5) Business Days following receipt of an Acquisition Proposal, the FNBB Board shall have failed to reaffirm its recommendation referred to in Section 6.02 as promptly as practicable (but in any event within five (5) Business Days) after receipt of any written request to do so by TriCo.

(g) Certain Tender or Exchange Offers. By TriCo if a tender offer or exchange offer for 10% or more of the outstanding shares of FNBB Common Stock is commenced (other than by TriCo or a Subsidiary thereof), and the FNBB Board recommends that the shareholders of FNBB tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the ten (10) Business Day period specified in Rule 14e-2(a) under the Exchange Act.

(h) Superior Proposal. By FNBB, prior to such time that requisite vote of the shareholders of FNBB contemplated by this Agreement is obtained, in order to enter into a definitive agreement providing for a Superior Proposal, provided that FNBB is not then in breach of any representation, warranty, covenant or agreement contained herein, including without limitation Sections 6.02 and 6.07, provided further, that such termination shall not be effective until FNBB has paid the Termination Fee required by Section 8.02(b) to TriCo.

(i) Trading Collar.

(i) By FNBB. Provided that FNBB is not then in material breach of any representation, warranty, covenant or agreement contained herein, including without limitation Sections 6.02 and 6.07, by FNBB, by action of the FNBB Board, by written notice to TriCo on the Business Day immediately following the Determination Date, effective as of the date that is three (3) Business Days following the date of such written notice, in the event that:

(A) the TriCo Average Closing Price is less than $33.18 per share (with a proportionate adjustment in the event that outstanding shares of TriCo Common Stock shall be changed into a different number of shares by reason of any stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date); and

(B) the quotient of the TriCo Average Closing Price divided by the Initial TriCo Stock Price is less than the sum of (x) the Index Ratio minus (y) 0.20.

If FNBB elects to terminate this Agreement pursuant to this Section 8.01(i)(i) and provides such written notice to TriCo, then within two (2) Business Days following TriCo’s receipt of such notice, TriCo may elect by written notice to FNBB to reinstate the Transaction as contemplated by this Agreement and adjust the Exchange Ratio to equal to the lesser of (x) the quotient to (rounded to the nearest one-thousandth) of $33.18 divided by the TriCo Average Closing Price and (y) the quotient (rounded to the nearest one-thousandth) of $33.18 divided by the TriCo Average Closing Price, multiplied by the Index Ratio. If TriCo makes such election to reinstate the Merger and the other transactions contemplated by this Agreement, no termination will occur pursuant to this Section 8.01(i) and this Agreement will remain in effect according to its terms (except as the Exchange Ratio and Merger Consideration have been adjusted).

(ii) By TriCo. Provided that TriCo is not then in material breach of any representation, warranty, covenant or agreement contained herein, including without limitation Section 6.02, by TriCo, by action of the TriCo Board, by written notice to FNBB on the Business Day immediately following the Determination Date, effective as of the date that is three (3) Business Days following the date of such written notice, in the event that:

(A) the TriCo Average Closing Price and is greater than $49.78 per share (with a proportionate adjustment in the event that outstanding shares of TriCo Common Stock shall be changed into a different number of shares by reason of any stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date); and

(B) the quotient of the TriCo Average Closing Price divided by the Initial TriCo Stock Price is greater than the sum of (x) the Index Ratio plus (y) 0.20.

If TriCo elects to terminate this Agreement pursuant to this Section 8.01(i)(ii) and provides such written notice to FNBB, then within two (2) Business Days following FNBB’s receipt of such notice, FNBB may elect by written notice to TriCo to reinstate the Transaction as contemplated by this Agreement and adjust the Exchange Ratio to equal the lesser of (i) the quotient to (rounded to the nearest one-thousandth) of $49.78 divided by the TriCo Average Closing Price and (ii) the quotient (rounded to the nearest one-thousandth) of $49.78 divided by the TriCo Average Closing Price, multiplied by the Index Ratio. If FNBB makes such election to reinstate the Merger and the other transactions contemplated by this Agreement, no termination will occur pursuant to this Section 8.01(i) and this Agreement will remain in effect according to its terms (except as the Exchange Ratio and Merger Consideration have been adjusted).

8.02 Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except that (i) this Section 8.02, Section 6.06(d) and Article IX shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary, neither TriCo nor FNBB shall be relieved or released from any liabilities or damages arising out of its fraud or willful breach of any provision of this Agreement.

(b) The parties hereto agree that FNBB shall pay TriCo the sum of $12.0 million (the “Termination Fee”) as follows:

(i) if this Agreement is terminated by TriCo pursuant to Section 8.01(f) (Failure to Recommend, etc.), FNBB shall pay the Termination Fee to TriCo on the second (2nd) Business Day following the termination of this Agreement;

(ii) if this Agreement is terminated by FNBB pursuant to Section 8.01(h) (Superior Proposal), FNBB shall pay the Termination Fee to TriCo on the date of the termination of this Agreement; or

(iii) if this Agreement is terminated by (A) TriCo pursuant to Section 8.01(b) (Breach), or (B) by either TriCo or FNBB pursuant to Section 8.01(c) (Delay) and at the time of such termination no vote of the FNBB shareholders contemplated by this Agreement at the FNBB Meeting shall have occurred, or (C) by TriCo or FNBB pursuant to Section 8.01(e)(i) (No Shareholder Approval), and in the case of any termination pursuant to clause (A), (B) or (C), an Acquisition Proposal shall have been publicly announced and communicated or made known to the executive officers of FNBB or the FNBB Board (or any Person shall have publicly announced and communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal, or reiterated a previously expressed plan or intention to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the shareholders of FNBB contemplated by this Agreement at the FNBB Meeting, in the case of clause (C), or prior to the date of termination, in the case of clause (A) or (B), then (1) if within twelve (12) months after such termination FNBB enters into an agreement with respect to a Control Transaction, then FNBB shall pay to TriCo the Termination Fee on the date of execution of such agreement and (2) if a Control Transaction is consummated otherwise than pursuant to an agreement with FNBB within twelve (12) months after such termination, then FNBB shall pay to TriCo the Termination Fee on the date of such consummation of such Control Transaction.

As used in this Section 8.02(b), a “Control Transaction” means (i) the acquisition by any Person whether by purchase, merger, consolidation, sale, transfer or otherwise, in one transaction or any series of transactions, of a majority of the voting power of the outstanding securities of FNBB or First National Bank or a majority of the assets of FNBB or First National Bank, (ii) any issuance of securities resulting in the ownership by any Person of more than twenty-five percent (25%) of the voting power of FNBB or by any Person other than FNBB or First National Bank of more than ten percent (10%) of the voting power of First National Bank or (iii) any merger, consolidation or other business combination transaction involving FNBB or any of its Subsidiaries as a result of which the shareholders of FNBB cease to own, in the aggregate, at least fifty percent (50%) of the total voting power of the entity surviving or resulting from such transaction.

Any amount that becomes payable pursuant to this Section 8.02(b) shall be paid by wire transfer of immediately available funds to an account designated by TriCo. Under no circumstances shall FNBB be obligated to pay the Termination Fee on more than one occasion, and the parties hereby acknowledge and agree that in the event the Termination Fee becomes payable and is paid by FNBB pursuant to this Section 8.02, the Termination Fee shall be TriCo’s sole and exclusive remedy under this Agreement.

(c) FNBB and TriCo agree that the agreement contained in paragraph (b) above is an integral part of the Transactions contemplated by this Agreement, that without such agreement TriCo would not have entered into this Agreement, and that such amount does not constitute a penalty or liquidated damages in the event of a breach of this Agreement by FNBB. If FNBB fails to pay TriCo the amount due under paragraph (b) above within the time periods specified in such paragraph (b), FNBB shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by TriCo in connection with any action, including the filing of any lawsuit, taken to collect payment of such amount, provided TriCo prevails on the merits, together with interest on the amount of any such unpaid amount at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amount was required to be paid until the date of actual payment.

ARTICLE IX

MISCELLANEOUS

9.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.06(d), 8.02 and this Article IX, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

9.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived, by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, provided that after the approval of the principal terms of this Agreement by the FNBB shareholders, no amendment shall be made which by law requires further approval by the shareholders of FNBB without obtaining such approval, provided further that after the approval of the principal terms of this Agreement by the TriCo shareholders, no amendment shall be made which by law requires further approval by the shareholders of TriCo without obtaining such approval. For purposes of clarification, an amendment of any date in Section 8.01(c) shall not require further approval by any shareholders and if such amendment were deemed by law to require further approval by the shareholders of FNBB or TriCo, the approval of the principal terms of this Agreement by such shareholders will be deemed to have granted FNBB or TriCo, as the case may be, the authority to amend such dates without such further approval.

9.03 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be deemed to constitute one and the same original agreement.

9.04 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California applicable to contracts made and to be performed entirely within such State.

9.05 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel; provided that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s fraud or willful breach of any provision of this Agreement.

9.06 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) or delivered by an overnight courier (with confirmation) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to FNBB to:

FNB Bancorp

975 El Camino Real

South San Francisco, CA 94080

Attention:     Thomas C. McGraw,

                     Chief Executive Officer

Fax: (650) 488-2289

With a copy to:

Dodd Mason George LLP

991 West Hedding Street, Suite 102

San Jose, CA 95126

Attention:     Joseph G. Mason

                     Glenn T. Dodd

Fax: (408) 452-1487

If to TriCo to:

TriCo Bancshares

63 Constitution Drive

Chico, CA 95973

Attention:     Richard P. Smith, President and

                     Chief Executive Officer

Fax: (530) 898-0310

With a copy to:

Sheppard, Mullin, Richter & Hampton LLP

Four Embarcadero Center, 17th Floor

San Francisco, CA 94111

Attention: David J. Gershon

Fax: (415) 403-6091

9.07 Entire Understanding; Limited Third Party Beneficiaries. This Agreement, the Bank Merger Agreement, the Shareholder Agreements, and the Confidentiality Agreements represent the entire understanding of the parties hereto and thereto with reference to the Transaction, and this Agreement, the Agreement of Merger, the Bank Merger Agreement, the Shareholder Agreements, and the Confidentiality Agreements supersede any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ rights with to Section 6.10, which are expressly intended to be for benefit of each Indemnified Party, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.08 Severability. Except to the extent that application of this Section 9.08 would have a Material Adverse Effect on FNBB or TriCo, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

9.09 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Except as provided in Section 8.02(b), it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

9.10 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the words “as of the date hereof” are used in this Agreement, they shall be deemed to mean the day and year first above written.

9.11 Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.12 Alternative Structure. Notwithstanding any provision of this Agreement to the contrary, TriCo may at any time modify the structure of the acquisition of FNBB set forth herein, provided that (i) the Merger Consideration to be paid to the holders of FNBB Common Stock is not thereby changed in kind or reduced in amount as a result of such modification, (ii) such modifications will not adversely affect the tax treatment to FNBB’s shareholders as a result of receiving the Merger Consideration and (iii) such modification will not jeopardize receipt of any required approvals of Governmental Entities or materially delay consummation of the Transaction contemplated by this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

TRICO BANCSHARES

By:	/s/ Richard P. Smith
Name:	Richard P. Smith
Title:	President and Chief Executive Officer

FNB BANCORP

By:	/s/ Thomas C. McGraw
Name:	Thomas C. McGraw
Title:	Chief Executive Officer

EXHIBIT A

SHAREHOLDER AGREEMENT

SHAREHOLDER AGREEMENT (this “Agreement”), dated as of December 11, 2017, among [•], a shareholder (“Shareholder”) of FNB Bancorp, a California corporation (“FNBB”), TriCo Bancshares, a California corporation (“TriCo”), and, solely for purposes of the last sentence of Section 9, FNBB. All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).

WHEREAS, FNBB and TriCo are entering into an Agreement and Plan of Merger and Reorganization, dated as of the date hereof (the “Merger Agreement”), pursuant to which FNBB will merge with and into TriCo on the terms and conditions set forth therein (the “Merger”) and, in connection therewith, outstanding shares of FNBB Common Stock will be converted into shares of TriCo Common Stock in the manner set forth therein; and

WHEREAS, Shareholder owns the shares of FNBB Common Stock identified on Schedule I hereto (such shares, together with all shares of FNBB Common Stock subsequently acquired by Shareholder during the term of this Agreement, being referred to as the “Shares”); and

WHEREAS, in order to induce TriCo to enter into the Merger Agreement, Shareholder, solely in such Shareholder’s capacity as a shareholder of FNBB and not in any other capacity, has agreed to enter into and perform this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Agreement to Vote Shares. Shareholder agrees while this Agreement is in effect, that at any meeting of the shareholders of FNBB, or in connection with any written consent of the shareholders of FNBB, Shareholder shall:

(a) appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b) vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all the Shares (whether acquired heretofore or hereafter) that are beneficially owned by Shareholder or as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (x) in favor of adoption and approval of the Merger, the Merger Agreement and the transactions contemplated thereby; (y) against any action or agreement that to the knowledge of Shareholder would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of FNBB contained in the Merger Agreement or of Shareholder contained in this Agreement; and (z) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or to the knowledge of Shareholder would reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Merger or the performance by Shareholder of his or her obligations under this Agreement.

2. Transfer of Shares.

(a) Prohibition on Transfers of Shares; Other Actions. Shareholder hereby agrees that while this Agreement is in effect, Shareholder shall not, (i) sell, transfer, pledge, encumber, distribute by gift or donation, or otherwise dispose of any of the Shares (or any securities convertible into or exercisable or exchangeable for Shares) or any interest therein, whether by actual disposition, physical settlement or effective economic disposition through hedging transactions, derivative instruments or other means, (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or could reasonably be expected to violate or conflict with Shareholder’s representations, warranties, covenants and obligations under this Agreement, or (iii) take any other action that could reasonably be expected to impair or otherwise adversely affect, in any material respect, Shareholder’s power, authority and ability to comply with and perform his, her or its covenants and obligations under this Agreement; provided, however, that once the Shares have been voted at the FNBB Meeting as provided for in Section 1(b)(x) hereof, and provided that at least a majority of all of the issued and outstanding shares of FNBB Common Stock have been irrevocably voted in favor of the Merger, the Merger Agreement and the transactions contemplated thereby at the FNBB Meeting as provided for in Section 1(b)(x) hereof, then the prohibitions provided for in this Section 2 shall no longer apply to Shareholder.

(b) Transfer of Voting Rights. Shareholder hereby agrees that Shareholder shall not deposit any Shares in a voting trust, grant any proxy or enter into any voting agreement or similar agreement or arrangement with respect to any of the Shares.

3. Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with TriCo as follows:

(a) Capacity. Shareholder has all requisite capacity and authority to enter into and perform his or her obligations under this Agreement.

(b) Binding Agreement. This Agreement has been duly executed and delivered by Shareholder and constitutes the valid and legally binding obligation of Shareholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) Non-Contravention. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his or her obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

(d) Ownership. Shareholder’s Shares are, and, except as otherwise provided for in Section 2(a) hereof, through the term of this Agreement will be, owned beneficially and of record solely by Shareholder, except as otherwise disclosed on Schedule I hereto. Shareholder has title to the Shares, free and clear of any lien, pledge, mortgage, security interest or other encumbrance, except as otherwise disclosed on Schedule I hereto. As of the date hereof, the Shares identified on Schedule I hereto constitute all of the shares of FNBB Common Stock owned beneficially or of record by Shareholder. Shareholder has and, except as otherwise provided for in Section 2(a) above, will have at all times during the term of this Agreement (i) sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1 hereof, (ii) sole power of disposition and (iii) sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares owned by Shareholder on the date of this Agreement and all of the Shares hereafter acquired by Shareholder and owned beneficially or of record by him or her during the term of this Agreement. For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Exchange Act, provided that a Person shall be deemed to beneficially own any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time within 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).

(e) Consents and Approvals. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his or her obligations under this Agreement will not, require Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity.

4. No Solicitation. Shareholder hereby agrees that during the term of this Agreement he or she shall not, and shall not permit any investment banker, financial advisor, attorney, accountant or other representative retained by him or her, directly or indirectly, (a) take any of the actions specified in clauses (i)-(vi) of Section 6.07(a) of the Merger Agreement, (b) agree to release, or release, any Person from any obligation under any existing standstill agreement or arrangement relating to FNBB, or (c) participate in, directly or indirectly, a “solicitation” of “proxies” (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of FNBB Common Stock in connection with any vote or other action on any matter of a type described in Section 1(b), other than to recommend that shareholders of FNBB vote in favor of the adoption and approval of the Merger Agreement and the Merger and as otherwise expressly permitted by this Agreement. Shareholder agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than TriCo with respect to any possible Acquisition Proposal and will take all necessary steps to inform any investment banker, financial advisor, attorney, accountant or other representative retained by him, her or it of the obligations undertaken by Shareholder pursuant to this Section 4. Nothing contained in this Section 4 shall prevent a Shareholder who is an officer or a member of the FNBB Board from discharging his or her fiduciary duties solely in his or her capacity as such an officer or director.

5. Notice of Acquisitions; Proposals Regarding Prohibited Transactions. Shareholder hereby agrees to notify TriCo promptly (and in any event within two (2) Business Days) in writing of the number of any additional shares of FNBB Common Stock or other securities of FNBB of which Shareholder acquires beneficial or record ownership on or after the date hereof. Shareholder will comply with the provisions of Section 6.07(b) of the Merger Agreement as if he, she or it were FNBB.

6. Non-Solicitation; Non-Competition; Confidential Information

(a) In connection with the disposition of all of Shareholder’s ownership interest in FNBB Common Stock, Shareholder agrees that for a period of two (2) years following the Closing Date, Shareholder will not directly or indirectly:

(i) solicit (other than general solicitations through newspapers or other media of general circulation, or the engagement of professional search firms, not targeted at such employees) any employees of FNBB or its wholly-owned Subsidiaries (“FNBB Employees”); provided, however, that the foregoing shall not apply to any FNBB Employee (Y) who does not become an employee of TriCo or any of its Subsidiaries on the Closing Date; or (Z) whose employment terminated more than six months prior to the time that such FNBB Employee is first solicited for employment following the Closing Date;

(ii) knowingly (A) induce, persuade, encourage or influence or attempt to induce, persuade, encourage or influence any Person having a business relationship with FNBB or its wholly-owned Subsidiaries and Affiliates prior to the Closing Date, to discontinue, reduce or restrict such relationship after the Closing Date or (B) solicit or target the deposits, loans or other products and services from or to Persons who were depositors, borrowers or customers of FNBB or its wholly-owned Subsidiaries as of the Closing Date, whether by personal contact, by telephone, by facsimile, by mail or other form of solicitation or communication, or in any other way except for general solicitations that are directed to the general public and not directed specifically to Persons who were depositors, borrowers or customers of FNBB or its wholly-owned Subsidiaries as of the Closing Date. Notwithstanding the foregoing and for purposes of clarity, nothing herein shall prohibit Shareholder from exercising Shareholder’s discretion relating to Shareholder’s personal and business banking relationships; or

(iii) own, manage, operate, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, any business or enterprise engaged in any business that is competitive with or similar to FNBB’s Business within any of the California counties in which FNBB or its wholly-owned Subsidiaries does business or maintains an office as of the Closing Date. Notwithstanding the above, Shareholder shall not be deemed to be engaged directly or indirectly in any business in contravention of the immediately preceding sentence, if (a) Shareholder participates in any such business solely (i) as an officer or director of TriCo or Tri Counties or (ii) as a passive investor in up to 5% of the equity securities or 10% of the debt securities of a company or partnership, provided such securities are publicly traded or (b) Shareholder is employed by a business or enterprise that is engaged primarily in a business other than that which is competitive with or similar to the FNBB’s Business and Shareholder does not apply in any manner his or her expertise at such business or enterprise to that part of such business or enterprise that is competitive with or similar to FNBB’s Business. For purposes of this Agreement, “FNBB’s Business” means and includes (i) the origination, purchasing, selling and servicing of commercial, real estate, residential, construction, agricultural and consumer loans and/or (ii) the solicitation and provision of deposits, as conducted by FNBB and its wholly-owned Subsidiaries, in either event as conducted by FNBB or its wholly-owned subsidiaries as of the Closing Date[, provided this Section 6(a)(iii) shall not apply if Shareholder continues to be employed as the Chief Financial Officer of FNBB at the Effective Time of the Merger].1

[1]	This exception only applies to David A. Curtis, SVP, Chief Financial Officer.

(b) Without limiting the generality of the foregoing and at all times after the date hereof, other than for the benefit of TriCo, FNBB or their respective Subsidiaries, or as otherwise approved by TriCo, Shareholder (i) shall make no use of the Confidential Information, or any other part thereof, (ii) shall not disclose the Confidential Information, or any part thereof, to any other Person, and (iii) shall deliver, on and after the Effective Time of the Merger, upon the request of TriCo, all documents, reports, drawings, designs, plans, proposals and other tangible evidence of Confidential Information, now possessed or hereafter acquired by Shareholder, to TriCo. For purposes of this Agreement, “Confidential Information” means all secrets and other confidential information, trade secrets, ideas, knowledge, know-how, techniques, secret processes, improvements, discoveries, methods, inventions, sales, financial information, customers, lists of customers and prospective customers, plans, concepts, strategies or products, as well as all documents, reports, drawings, designs, plans and proposals otherwise pertaining to same or relating to the business and properties of FNBB or its Subsidiaries of which Shareholder has acquired, or may hereafter acquire, knowledge and possession as a shareholder, director, officer or employee of FNBB or its Subsidiaries or as a result of the transactions contemplated by the Merger Agreement, provided however, notwithstanding any other provisions of this Agreement to the contrary, “Confidential Information” shall not include any (i) information which is or has become available from a third party who learned the information independently and is not or was not bound by a duty or agreement of confidentiality with respect to such information; or (ii) information readily ascertainable from public, trade or other nonconfidential sources (other than as a result, directly or indirectly, of a disclosure or other dissemination in contravention of a confidentiality agreement).

(c) Shareholder acknowledges and agrees that the business conducted by FNBB and its wholly-owned Subsidiaries is highly competitive and that the covenants made by Shareholder in this Section 6 are made in connection with the disposition of Shareholder’s entire ownership interest in FNBB Common Stock, and are further made as a necessary inducement for TriCo to enter into the Merger Agreement and to consummate the transactions contemplated thereby. It is the desire and intent of the parties to this Agreement that the provisions of this Section 6 shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. It is expressly understood and agreed that although Shareholder and TriCo each consider the restrictions contained in this Section 6 to be reasonable, if a final determination is made by a court of competent jurisdiction or an arbitrator that the time or territory or any other restriction contained in this Section 6 is unenforceable against any party, the provisions of this Section 6 shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.

(d) Shareholder acknowledges and agrees that the provisions of this Agreement are necessary to protect TriCo’s legitimate business interests and to protect the value, including goodwill, of TriCo’s acquisition of FNBB. Shareholder warrants that these provisions will not unreasonably interfere with his or her ability to earn a living or to pursue his or her occupation and Shareholder has the means to support himself or herself and his or her dependents and the provisions of this Section 6 will not impair such ability in any manner whatsoever.

(e) Shareholder will not, at any time during the two-year period referred to in Subsection 6(a) of this Agreement, disparage TriCo, its Subsidiaries or any of its Affiliates, or the business conducted by TriCo, its Subsidiaries or any of their Affiliates, or any shareholder, member, director, manager, officer, employee or agent of TriCo, its Subsidiaries or any of their Affiliates.

7. Specific Performance and Remedies. Shareholder acknowledges that it will be impossible to measure in money the damage to TriCo if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, TriCo will not have an adequate remedy at law. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that TriCo may have an adequate remedy at law. Shareholder agrees that he or she will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with TriCo’s seeking or obtaining such equitable relief.

8. Term of Agreement; Termination.

(a) The term of this Agreement shall commence on the date hereof.

(b) This Agreement shall terminate upon the date, if any, of the termination of the Merger Agreement in accordance with its terms. Upon any such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination. Notwithstanding the foregoing, in the event this Agreement is terminated prior to the Effective Time of the Merger, the provisions in Sections 6(a) (other than Section 6(a)(iii)) and 6(e) shall survive for a period of two (2) years from the date of termination (substituting the date of termination for the term “Closing Date” in such sections) and the provisions in Sections 3, 6(b) through 6(d), 7, 8 and 10 through 13 shall survive indefinitely.

9. Stop Transfer Order. In furtherance of this Agreement, Shareholder hereby authorizes and instructs FNBB to enter a stop transfer order with respect to all of Shareholder’s Shares for the period from the date hereof through the date this Agreement is terminated in accordance with Section 9, except as otherwise provided for in Section 2(a) hereof. FNBB agrees that it shall comply with such stop transfer instructions.

10. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

11. Notices. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next Business Day when sent by a reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to TriCo to:

TriCo Bancshares

63 Constitution Drive

Chico, CA 95973

Attention:     Richard P. Smith, President and

                     Chief Executive Officer

Fax: (530) 530-898-0310

With a copy to:

Sheppard Mullin Richter & Hampton LLP

Four Embarcadero Center, 17th Floor

San Francisco, CA 94111-4109

Attention:     David J. Gershon

Fax: (415) 403-6091

If to Shareholder to:

FNB Bancorp

975 El Camino Real

South San Francisco, CA 94080

Attention:     Thomas C. McGraw,

                     Chief Executive Officer

Fax: (650) 488-2289

With a copy to:

Dodd Mason George LLP

991 West Hedding Street, Suite 102

San Jose, CA 95126

Attention:     Joseph G. Mason

                     Glenn T. Dodd

Fax: (408) 452-1487

12. Miscellaneous.

(a) Severability. If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

(b) Capacity. The covenants contained in Sections 1 – 4 herein shall apply to Shareholder solely in his or her capacity as a shareholder of FNBB, and no covenant contained in any such Sections shall apply to Shareholder in his or her capacity as a director, officer or employee of FNBB or, if applicable, of TriCo, or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of the Shareholder to comply with his or her fiduciary duties as a director, officer or employee of FNBB.

(c) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(d) Headings. All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to the principles of conflicts of law.

(f) Successors and Assigns; Third Party Beneficiaries. Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part, by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Tri Counites Bank, as a Subsidiary of TriCo, is an intended third-party beneficiary of this Agreement. Otherwise, nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(g) Regulatory Compliance. Each of the provisions of this Agreement is subject to compliance with all applicable regulatory requirements and conditions.

13. Attorney’s Fees. The prevailing party or parties in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding (“Proceeding”) relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party or parties all reasonable fees and disbursements of counsel (including expert witness and other consultants’ fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and fees and disbursements of counsel.

[Signature page follows]

IN WITNESS WHEREOF , the parties hereto have executed and delivered this Agreement as of the date first written above.

TRICO BANCSHARES

By:
Name:	Richard P. Smith
Title:	President and Chief Executive Officer

FNB BANCORP

By:
Name:	Thomas C. McGraw
Title:	Chief Executive Officer

SHAREHOLDER

By:
Name:

SCHEDULE I

SHAREHOLDER AGREEMENT

Name of Shareholder	Shares of FNBB Common Stock Beneficially Owned

EXHIBIT B

FORM OF

AGREEMENT OF MERGER

THIS AGREEMENT OF MERGER, dated as of [•] (this “Agreement”), is made and entered into by and between, TriCo Bancshares, a California corporation (“TriCo”), and FNBB Bancorp, a California corporation (“FNBB”).

WHEREAS, the Boards of Directors of TriCo and FNBB have approved, and deem it advisable and in the best interests of TriCo, FNBB and their respective shareholders, that TriCo and FNBB consummate the business transaction provided for in this Agreement in which FNBB would merge with and into TriCo (the “Merger”) as contemplated in that certain Agreement and Plan of Reorganization and Merger dated as of December 11, 2017 by and between TriCo and FNBB (the “Plan of Merger”), providing, among other things, for the execution and filing of this Agreement and the consummation of the Merger.

NOW, THEREFORE, in consideration of the promises and mutual agreements contained in this Agreement, the parties to this Agreement hereby agree that FNBB shall be merged with and into TriCo in accordance with the provisions of the laws of the State of California upon the terms and subject to the conditions set forth as follows:

Section 1. The Merger.

(a) Effective Time. The Merger shall become effective on the date and at the time that this Agreement of Merger is filed with the California Secretary of State (the “Effective Time”).

(b) Effect of the Merger. At the Effective Time, FNBB shall be merged with and into TriCo and the separate corporate existence of FNBB shall cease. TriCo shall be the surviving corporation (the “Surviving Corporation”) in the Merger. The Surviving Corporation shall thereupon succeed, without other transfer, to all rights and properties of, and shall be subject to all the debts and liabilities of, FNBB and the separate existence of Surviving Corporation as a California corporation, with all its purposes, objects, rights, powers, privileges and franchises, shall continue unaffected and unimpaired by the Merger.

(c) Name of Surviving Corporation. The name of the Surviving Corporation shall be “TriCo Bancshares.”

(d) Articles of Incorporation and Bylaws. From and after the Effective Time and until thereafter amended as provided by law, the Articles of Incorporation and Bylaws of TriCo as in effect immediately prior to the Effective Time shall be and continue to be the Articles of Incorporation and Bylaws of the Surviving Corporation.

(e) Board of Directors and Officers. The directors and officers of TriCo at the Effective Time will be the directors and officers of the Surviving Corporation until they are removed or their successors are elected and qualified.

(f) Further Actions. FNBB shall execute and deliver any documents and instruments and shall take all actions, as requested by the Surviving Corporation, necessary or desirable to evidence or carry out the Merger.

Section 2. Treatment of Shares.

(a) Shares of FNBB.

(i) At the Effective Time, by virtue of the Merger, and without any action on the part of the holders of FNBB common stock, each share of FNBB common stock issued and outstanding immediately prior to the Effective Time (other than shares that are “dissenting shares” within the meaning of Chapter 13 of the California General Corporation Law) shall converted into the right to receive 0.98 shares of TriCo common stock, together with any cash in lieu of fractional shares.

(ii) Any shares of FNBB common stock owned by FNBB as treasury stock or owned, directly or indirectly, by FNBB, TriCo or any of TriCo’s subsidiaries (other than those held in a fiduciary capacity or as a result of debts previously contracted) shall automatically be cancelled and retired and shall cease to exist at the Effective Time of the Merger and no consideration shall be issued in exchange therefor.

(iii) Shares of FNBB common stock that are “dissenting shares” within the meaning of Chapter 13 of the California General Corporation Law will not be converted as described in Section 2(a)(i), but from and after the Effective Time will represent only the right to receive such value as may be determined under Chapter 13 of the California General Corporation Law.

(iv) At the Effective Time, the stock transfer books of FNBB will be closed and no transfer of FNBB common stock theretofore outstanding will thereafter be made.

(b) Shares of TriCo. All shares of TriCo common stock issued and outstanding immediately prior to the Effective Time shall remain outstanding and unaffected by the Merger.

Section 3. Termination and Amendment.

(a) Termination. This Agreement shall terminate prior to the Effective Time in the event that the Plan of Merger shall be terminated as provided therein.

(b) Amendment. This Agreement may be amended by TriCo and FNBB at any time prior to the Effective Time without the approval of the shareholders of TriCo or FNBB with respect to any of its terms except any change in its principal terms, the terms relating to the form or amount of consideration to be delivered to FNBB shareholders in the Merger or as may otherwise be required by the Plan of Merger or by law. This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties hereto.

Section 4. Rules of Construction. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Agreement. Each use herein of the plural includes the singular and vice versa, in each case as the context requires or as it is otherwise appropriate. The word “or” is used in the inclusive sense. Any and all documents or instruments referred to herein are incorporated herein by reference hereto as though fully set forth herein verbatim. If there is any conflict between the terms of this Agreement and the terms of the Plan of Merger, the terms of the Plan of Merger are to control.

Section 5. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, and all of which shall be deemed but one and the same instrument.

IN WITNESS WHEREOF, the parties have duly executed this Agreement of Merger as of the date first written above.

TRICO BANCSHARES

By:
Name:	Richard P. Smith
Title:	President and Chief Executive Officer

By:
Name:
Title:

FNB BANCORP

By:
Name:	Thomas C. McGraw
Title:	Chief Executive Officer

By:
Name:
Title:

EXHIBIT C

FORM OF

BANK MERGER AGREEMENT

BANK MERGER AGREEMENT, dated as of [•], 2018 (“Bank Merger Agreement”), by and between First National Bank of Northern California (“First National Bank”) and Tri Counties Bank (“Tri Counties”).

WHEREAS, First National Bank is a national banking association and wholly-owned subsidiary of FNB Bancorp, a California corporation (“FNBB”), which has its principal place of business in South San Francisco, California; and

WHEREAS, Tri Counties is a California-chartered bank and a wholly-owned subsidiary of TriCo Bancshares (“TriCo”), which has its principal place of business in Chico, California; and

WHEREAS, TriCo and FNBB have entered into an Agreement and Plan of Merger and Reorganization, dated as of December 11, 2017 (the “Plan of Merger”), pursuant to which FNBB will merge with and into TriCo, with TriCo as the surviving corporation (the “Parent Merger”); and

WHEREAS, the Boards of Directors of First National Bank and Tri Counties have approved and deemed it advisable to consummate the merger provided for herein in which First National Bank would merge with and into Tri Counties on the terms and conditions herein provided immediately following the effective time of the Parent Merger.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

1. The Merger. Subject to the terms and conditions of this Bank Merger Agreement, at the Effective Time, First National Bank shall merge with and into Tri Counties (the “Merger”) under the laws of the State of California. Tri Counties shall be the surviving corporation in the Merger (the “Surviving Bank”) and the separate existence of First National Bank shall cease.

2. Articles of Incorporation and Bylaws. The Articles of Incorporation and the Bylaws of Tri Counties in effect immediately prior to the Effective Time shall be the governing documents of the Surviving Bank, until altered, amended or repealed in accordance with their terms and applicable law.

3. Name; Offices. The name of the Surviving Bank shall be “Tri Counties Bank.” The main office of the Surviving Bank shall be the main office of Tri Counties immediately prior to the Effective Time. All branch offices of First National Bank and Tri Counties which were in lawful operation immediately prior to the Effective Time shall continue to be the branch offices of the Surviving Bank upon consummation of the Merger, subject to the opening or closing of any offices which may be authorized by First National Bank and Tri Counties and applicable regulatory authorities after the date hereof.

4. Directors and Executive Officers. The directors and executive officers of the Surviving Bank immediately after the Merger shall be the directors and executive officers of Tri Counties immediately prior to the Merger.

5. Effectiveness of Merger. The Merger shall become effective on the date and at the time that this Bank Merger Agreement, as certified by the California Secretary of State, is filed with the California Department of Business Oversight—Division of Financial Institutions, or as set forth in such filing (the “Effective Time”).

6. Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the General Corporation Law of the State of California. Without limiting the generality of the foregoing and subject thereto, at the Effective Time:

(a) all rights, franchises and interests of First National Bank in and to every type of property (real, personal and mixed), tangible and intangible, and choses in action shall be transferred to and vested in the Surviving Bank by virtue of the Merger without any deed or other transfer, and the Surviving Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver and committee, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interest were held or enjoyed by First National Bank immediately prior to the Effective Time; and

(b) the Surviving Bank shall be liable for all liabilities of First National Bank, fixed or contingent, including all deposits, accounts, debts, obligations and contracts thereof, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records thereof, and all rights of creditors or obligees and all liens on property of First National Bank shall be preserved unimpaired; after the Effective Time, the Surviving Bank will continue to issue savings accounts on the same basis as immediately prior to the Effective Time.

7. Effect on Shares of Stock.

(a) First National Bank. As of the Effective Time, each share of First National Bank common stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled without consideration. Any shares of First National Bank common stock held in the treasury of First National Bank prior to the Effective Time shall be retired and cancelled.

(b) Tri Counties. Each share of Tri Counties common stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding.

8. Counterparts. This Bank Merger Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one agreement.

9. Governing Law. This Bank Merger Agreement shall be governed in all respects, including, but not limited to, validity, interpretation, effect and performance, by the laws of the State of California.

10. Amendment. Subject to applicable law, this Bank Merger Agreement may be amended, modified or supplemented only by written agreement of Tri Counties and First National Bank at any time prior to the Effective Time.

11. Waiver. Any of the terms or conditions of this Bank Merger Agreement may be waived at any time by whichever of the parties hereto is, or the shareholders of which are, entitled to the benefit thereof by action taken by the Board of Directors of such waiving party.

12. Assignment. This Bank Merger Agreement may not be assigned by any party hereto without the prior written consent of the other party.

13. Termination. This Bank Merger Agreement shall terminate upon the termination of the Agreement prior to the Effective Time in accordance with its terms. The Bank Merger Agreement may also be terminated at any time prior to the Effective Time by an instrument executed by First National Bank and Tri Counties.

14. Conditions Precedent. The obligations of the parties under this Bank Merger Agreement shall be subject to the consummation of the Parent Merger pursuant to the Agreement on or before the Effective Time.

15. Entire Agreement. Except as otherwise set forth in this Bank Merger Agreement and the Plan of Merger, the Plan of Merger and this Bank Merger Agreement (including the documents and the instruments referred to herein) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. To the extent of a conflict between the terms of the Agreement and the terms of this Bank Merger Agreement, the terms of the Plan of Merger shall control.

[Signature page follows]

IN WITNESS WHEREOF, each of Tri Counties Bank and First National Bank of Northern California has caused this Bank Merger Agreement to be executed on its behalf by its duly authorized officers.

TRI COUNTIES BANK

By:
Name:	Richard P. Smith
Title:	President and Chief Executive Officer

By:
Name:
Title:

FIRST NATIONAL BANK OF NORTHERN CALIFORNIA

By:
Name:	Thomas C. McGraw
Title:	Chief Executive Officer

By:
Name:
Title:

EXHIBIT D

LANDLORD ESTOPPEL LETTER

, 201[•]

TriCo Bancshares

63 Constitution Drive

Chico, CA 95973

Re:

        , as amended                             (“Lease”) by and between

(“Landlord”) and                                      (“Tenant”) for the premises commonly known as

            (“Premises”)

Dear :

In connection with the acquisition of FNB Bancorp (“FNBB”) and its subsidiary First National Bank of Northern California (“First National Bank”) by TriCo Bancshares, and pursuant to a merger of FNBB with and into TriCo Bancshares and a merger of First National Bank with and into Tri Counties Bank (“Assignee”), a subsidiary of TriCo Bancshares (collectively, the “Merger”), and the corresponding assignment of the above referenced Lease, the undersigned Landlord hereby certifies to Assignee that the following statements are true, correct and complete as of the date hereof:

1. Tenant is the tenant under the Lease for the Premises. There have been no amendments, modifications or revisions to the Lease, and there are no agreements of any kind between Landlord and Tenant regarding the Premises, except as provided in the attached Lease.

2. Attached hereto as Schedule A is a true, correct and complete copy of the Lease which has been duly authorized and executed by Landlord and which is in full force and effect.

3. Tenant has accepted and is in possession of the Premises and is presently occupying the Premises. To the Landlord’s knowledge, the Lease has not been assigned, by operation of law or otherwise, by Tenant, and no sublease, concession agreement or license, covering the Premises, or any portion of the Premises, has been entered into by Tenant.

4. No rent under the Lease has been paid to Landlord more than one (1) month in advance, and no other sums or security deposits have been deposited with Landlord, except in the amount $         . (If none, state “NONE”). Tenant is not entitled to rent concessions or free rent.

5. All conditions and obligations under the Lease to be satisfied or performed by Landlord and Tenant as of the date hereof have been fully satisfied or performed.

6. Neither Landlord nor Tenant is in default under the Lease and no event has occurred which, with the giving of notice or passage of time, or both, could result in such a default.

7. Landlord has not received any notice of any present violation of any federal, state, county or municipal laws, regulations, ordinances, orders or directives relating to the use or condition of the Premises.

8. Except as specifically stated herein, Tenant has not been granted any option to extend the term of the Lease, except as set forth in the Lease.

9. If and to the extent that Landlord’s consent thereto is required under the terms of the Lease, Landlord hereby consents to the Merger and the resulting assignment of the Lease to Assignee.

The agreements and certifications set forth herein are made with the knowledge and intent that Assignee will rely on them in purchasing the Premises, and Assignee’s successors and assigns may rely upon them for that purpose.

Very truly yours,
[LANDLORD]

By:
Name:
Title:

SCHEDULE A

LEASE

[INSERT]

EXHIBIT E

FORM OF

BENEFITS SUMMARY ACKNOWLEDGMENT

THIS BENEFITS SUMMARY ACKNOWLEDGEMENT is delivered to TriCo Bancshares (“TriCo”) and Tri Counties Bank (“Tri Counties”), in accordance with the terms of the Agreement and Plan of Reorganization and Merger, dated as of December 11, 2017, by and between TriCo and FNB Bancorp (“FNBB”), pursuant to (1) which FNBB will merge with and into TriCo and (2) First National Bank of Northern California (“First National Bank”) will merge with and into Tri Counties (the “Mergers”).

Plan/Agreement	Date	Amount Payable at Time of Merger	Present Value	Retirement Benefit

I confirm to TriCo and Tri Counties that I have reviewed the table above and each of the plans and/or agreements listed in the table above. Having reviewed such plans and/or agreements, and having had to opportunity to confer with management of FNBB about such plans and/or agreements, I confirm and acknowledge that:

1. The table above includes an accurate and complete list of all FNBB and First National Bank benefit plans and agreements to which I am a party or beneficiary and pursuant to which I am or will become entitled to receive a benefit as a result of the Merger, upon the Merger or at any time following the Merger (the “Benefits”).

2. The table above accurately states the amounts or values of all Benefits.

Date: __________________, 201[•]
By: __________________________
Name: ________________________

E-1